Exhibit 2.1

Share sale agreement
Deluxe Small Business Sales, Inc.
Web.com AUS Holdco Pty Ltd

Contents
1    Definitions and interpretation    1
1.1    Definitions    1
1.2    Interpretation    13
2    Agreement to sell and purchase    14
2.1    Sale and purchase of Shares    14
2.2    Shares must be free from Encumbrances    14
2.3    Title and risk    14
3    Payment of Total Purchase Price    15
3.1    Payment of Total Purchase Price    15
3.2    Deferred Consideration Amount    15
4    Conditions Precedent    15
4.1    Conditions Precedent    15
4.2    Best endeavours    16
4.3    Obligations of co-operation    16
4.4    Waiver of Conditions Precedent    16
4.5    Conditions Precedent not waived or satisfied    17
5    Conduct before Completion    17
5.1    Conduct of the Group before Completion    17
5.2    Notice by Purchaser of new officers for Company    19
6    Completion    20
6.1    Time and place of Completion    20
6.2    Obligations of the Vendor at Completion    20
6.3    Obligations of the Purchaser at Completion    22
6.4    Simultaneous actions at Completion    22
6.5    Non compliance with Completion obligations    23
6.6    Vendor’s obligations until registration    23
6.7    Purchaser’s obligation to register    23
6.8    Obligations after Completion    23
6.9    Company names    23
6.10    Transitional IP rights    24
6.11    Branding phase out    24
6.12    Records    24

© Hall & Wilcox	Share sale agreement	1
35498779_1

6.13    FY21 Tax Refund    24
6.14    Proposed Premises    24
6.15    Purchaser to assist with the FY21 Audited Accounts    25
6.16    Purchaser to pay Cash Amount    25
7    Working Capital Adjustment Amount    25
7.1    Calculation of Working Capital Adjustment Amount    25
7.2    Preparation of Completion Balance Sheet    25
7.3    Content of the Completion Balance Sheet    25
7.4    Review of the Working Capital Adjustment Amount and Completion Balance Sheet    26
7.5    Payment of Working Capital Adjustment Amount    26
7.6    Disputes about the Working Capital Adjustment Amount or Completion Balance Sheet    26
7.7    When the Working Capital Adjustment Amount is final and binding    27
7.8    Debt-like items    27
8    Vendor Warranties    28
8.1    Vendor Warranties    28
8.2    Application of Vendor Warranties    28
8.3    Interpretation of Vendor Warranties    28
8.4    No extinguishment    29
8.5    Duration of Vendor Warranties    29
8.6    Continuation of Vendor Warranties    29
8.7    No Claims after Warranty and Indemnity Expiry Date    29
8.8    Qualifications to the Vendor Warranties and Indemnities    29
8.9    Thresholds for Claims for breach    30
8.10    Maximum liability    31
8.11    Payment for breach of Vendor Warranty Claim    31
8.12    Purchaser’s acknowledgments and undertakings    31
8.13    Breaches of Vendor Warranty on or before Completion    32
8.14    Procedure for Claims for breaches of Vendor Warranty after Completion    32
8.15    Procedure for Third Party Claims    33
8.16    Fraud    34
9    Purchaser Warranties    34
9.1    Purchaser Warranties    34
9.2    Scope of Purchaser Warranties    34
9.3    Purchaser’s indemnity    34
9.4    Continuing obligation    34
9.5    Interpretation of Purchaser Warranties    34
10    Indemnities    34
10.1    Warranty Indemnity    34
10.2    Tax Indemnity    34
10.3    Specific indemnity    35
11    Tax matters    35
11.1    Tax Claims    35
11.2    Preparation of Pre Completion Returns by Vendor    35
11.3    Purchaser’s obligations relating to Pre Completion Returns    35

11.4    Purchaser may review Pre Completion Returns    36
11.5    Preparation of Overlap Returns by Purchaser    36
11.6    Vendor may review Overlap Returns    37
11.7    Use of deductions    37
11.8    Tax audits, reviews and investigations    37
11.9    Confidentiality    40
12    Restraint of trade    40
12.1    Restraint during the Restraint Period    40
12.2    Restraint at any time    40
12.3    Construction    40
12.4    Value of Business    41
12.5    Legal advice    41
12.6    Relief    41
12.7    Restrictions do not apply    41
13    Expert determination    42
13.1    Appointing an Expert    42
13.2    Referring a disagreement to the Expert    42
13.3    Parties to assist the Expert    42
13.4    Expert’s decision to be binding on the parties    43
13.5    Expert’s role    43
13.6    Survival of clause    43
14    Confidentiality    43
14.1    Obligation of confidence    43
14.2    Disclosure to Authorised Persons    43
14.3    Permitted disclosure    44
14.4    Other exceptions    44
14.5    Receiving Party’s obligations    44
14.6    Security and control    44
14.7    Return and destruction    45
14.8    No release    45
14.9    Use and disclosure of Business related Confidential Information after Completion    45
14.10    No disclosure under the PPSA    45
15    Publicity and public announcements    45
15.1    Media announcements    45
15.2    Employee communication    46
16    GST    46
16.1    Interpretation    46
16.2    GST exclusive    46
16.3    Recovery of GST    46
16.4    Adjustment of amount recovered for GST    46
16.5    Reimbursement or indemnity payments    46
16.6    Tax invoice    46
17    Method of payment    47

18    Interest on default    47
18.1    Default    47
18.2    Interest    47
18.3    No effect on other rights    47
19    Costs and Stamp Duty    47
19.1    Purchaser to pay Stamp Duty    47
19.2    Costs    47
20    Termination    48
20.1    Vendor’s right to terminate before Completion    48
20.2    Purchaser’s right to terminate before Completion    48
20.3    Effect of termination    48
21    Notices    49
21.1    General    49
21.2    When effective    49
21.3    Electronic notices    49
21.4    Addresses for notices    49
22    Assignment    50
23    Amendment    50
24    Waiver    50
24.1    No waiver    50
24.2    Waiver must be in writing    50
25    Approval or consent    51
25.1    Giving consent    51
25.2    No warranty or representation    51
26    Counterparts    51
27    Electronic signature and exchange    51
27.1    Definitions    51
27.2    Electronic signature of agreement    51
27.3    Electronic exchange of agreement    51
27.4    Delivery of physical counterpart    51
28    Severability    52
29    No merger    52
30    Further steps    52
31    PPSR    52
32    Time of the essence    52
33    Entire agreement    52

34    Governing law and jurisdiction    52
34.1    Governing law    52
34.2    Jurisdiction of courts    53
35    Foreign resident capital gains withholding – Vendor declaration    53
Schedule 1 - Company    54
Schedule 2 - Vendor Warranties    55
Schedule 3 - Purchaser Warranties    78
Schedule 4 - Accounting Policies    79
Schedule 5 - Pro forma Completion Accounts    81
Schedule 6 - Insurance Policies    83
Schedule 7 - Trade Marks    85
Schedule 8 - Material Contracts    90
Schedule 9 - Employees    93
Schedule 10 – Business Names and Domain Names    105
Schedule 11 Completion deliverables    110
Signing page    111
Annexure A - Accounts    112
Annexure B - Group Structure    113
Annexure C - Deed of Release    114
Release (for PPSA registered security interests) and undertaking to amend registration    114
Date
Parties
Deluxe Small Business Sales, Inc. of 801 Marquette Ave. S., Minneapolis, MN 55402, United States (Vendor)
Web.com AUS Holdco Pty Ltd ACN 635 831 597 of c-/ Company Matters Pty Limited, Level 12, 680 George Street, Sydney NSW 2000 (Purchaser)
Recitals
A    The Vendor is the legal and beneficial owner of the Shares.
B    The Vendor has agreed to sell and the Purchaser has agreed to buy the Shares on the terms and conditions of this agreement.
The parties agree
1    Definitions and interpretation
1.1    Definitions
In this agreement:

Accounting Policies means the accounting policies adopted by the Group and set out in Schedule 4 .
Accounting Standards means:
(a)    accounting standards approved under the Corporations Act and its requirements about the preparation and contents of accounts; and
(b)    generally accepted accounting principles in Australia, except those inconsistent with the standards or requirements referred to in paragraph (a).
Accounts are the consolidated financial statements of the Group for the financial year ending on the Accounts Date copies of which are attached as Annexure A to this agreement.
Accounts Date means 31 December 2020.
Affiliate means, in relation to a party:
(a)    a Related Entity of that party or a company in which that party or one or more Related Entities of that party beneficially owns at least 50% of the shares;
(b)    a trust (whether a unit trust, discretionary trust or other form of trust) of which that party or one or more Related Entities of that party is a trustee or a beneficiary and, where the party or Related Entity is a beneficiary, from which that party or the Related Entity has received 50% or more of the distributions made from that trust in any year within the past three years; or
(c)    where that party is an individual, the spouse, defacto spouse, former spouse, mother, father, brother, sister or child, whether by blood or adoption, over the age of 18 years of that party or of that party’s spouse, defacto spouse, former spouse.
Agreed Form means a document in a form agreed between the Purchaser and the Vendor.
Anti-Bribery Laws means any anti-bribery and/or anti-corruption legislation, rules, regulations or policies with the force of law, that are applicable to the Group Companies in any jurisdiction, including but not limited to the Criminal Code Act 1995 (Cth), the United States Foreign Corrupt Practices Act 1977 and the United Kingdom Bribery Act 2010.
ASIC means the Australian Securities & Investments Commission.
Assets means all of the tangible and intangible assets used by the Group that are necessary for the ordinary operation of the Business, including:
(a)    Plant and Equipment;
(b)    Owned Intellectual Property;
(c)    the benefit of the Leases;
(d)    the benefit of the Domain Names and the Business Names;
(e)    the Records of the Vendor that relate only to the Group; and
(f)    the goodwill of the Group in respect of the Business,

but excluding the Retained IP.
Australia Retained IP has the meaning provided in clause 6.10.
Authorised Persons means, in relation to a party:
(a)    the directors, secretary and any other person appointed to act as an authorised officer of that party;
(b)    the employees of that party;
(c)    the legal, financial and other advisers of that party; and
(d)    the respective officers and employees of those legal, financial and other advisers.
Business means the business carried on by the Group of providing web hosting services, including hosting files and images, and registering and managing customers’ domain names in Australia.
Business Activity Statement means an Australian activity statement relating to GST and required to be lodged with a Tax Authority.
Business Day means a day that is not a Saturday, Sunday or public holiday in the location from which the relevant act is to be done.
Business Name means the Australian Web24 business name in the name of Hostopia Australia Web Pty Ltd as set out in Part A of Schedule 10 .
Cash means the aggregate amount of any cash on hand or credited to an account with a bank or other financial institution and cash equivalents (as the term is defined in the Accounting Standards) to which the Group is beneficially entitled.
Cash Amount means the amount of Cash at Completion plus the Term Deposit.
Claim means a claim, action, proceeding, judgment or demand made or brought by or against a person, however arising and whether present, unascertained, future or contingent.
Company means the company described in part 1 of Schedule 1 .
Completion means completion of the sale and purchase of the Shares under clause 6.
Completion Balance Sheet means the balance sheet prepared as set out in clause 7.2 and in accordance with the Accounting Principles, and in the form of the Pro Forma Completion Accounts set out in Schedule 5 .
Completion Date means the date on which Completion occurs.
Completion Date Working Capital means, as at Completion, the current assets (excluding cash) less the current liabilities using the same line items as set out in the Pro Forma Completion Accounts.
Conditions Precedent means the conditions precedent specified in clause 4.
Confidential Information means:

(a)    the terms of this agreement and its subject matter;
(b)    Information disclosed to the Receiving Party or the Receiving Party’s Authorised Persons, before or after the date of this agreement, that is expressly designated at the time of disclosure as confidential by the Disclosing Party; and
(c)    Information that is not generally available in the public domain, but does not include Information that:
(d)    the Receiving Party can prove by contemporaneous written documentation was in the lawful possession of the Receiving Party before the Disclosing Party had any dealings with the Receiving Party or was independently generated by the Receiving Party or on its behalf;
(e)    is in the public domain otherwise than as a result of a breach of clause 19 or any other obligation of confidentiality owed to the Disclosing Party; or
(f)    was legally and properly obtained by the Receiving Party from any other source without restriction on further disclosure.
Consequential Loss means indirect Loss which is loss of opportunity, loss of profit or revenue, loss of future reputation or goodwill or adverse publicity or damage to credit rating, but does not mean:
(a)    Loss arising naturally and in the usual course of things from the breach of a Vendor’s Warranty or Warranty Indemnity (Relevant Breach); or
(b)    diminution in the value of the Shares, arising naturally from a Relevant Breach.
Control means, in relation to a body corporate, control of any entity for the purposes of section 50AA of the Corporations Act.
Copyright means, in relation to the Group, all literary or artistic works or other subject matter protected under the Copyright Act 1968 (Cth) used by the Group in the ordinary operation of the Business.
Corporations Act means the Corporations Act 2001 (Cth).
Data Room means the data room hosted by Intralinks named ‘Project White’.
Deed of Release means a deed of release and undertaking in respect of a security interest (as defined in the PPSA) on the PPSR substantially in the form set out in Annexure C, or such other form agreed between the parties.
Deferred Consideration Amount means USD $1,000,000.
Disclosing Party means a party who discloses Confidential Information to a Receiving Party.
Disclosure Letter means the letter from the Vendor addressed to the Purchaser by or on behalf of the Vendor prior to 5pm on the date that is three Business Days prior to the date of this agreement.

Disclosure Material means all Information or Documentation about the Business and the Assets that:
(a)    the Purchaser or the Purchaser’s Authorised Persons have had access to in the Data Room up to 5pm on the date that is three Business Days prior to the date of this agreement; or
(b)    is disclosed in the Disclosure Letter.
Documentation means any document or material regardless of form that contains, refers to or stores Information including emails, abstracts, memoranda, notes, correspondence, records, photographs, drawings, plans, papers, magnetic tapes, computer software or any other documents or medium capable of recording or storing Information.
Domain Names means the rights to use all domain names, URLs and internet sites used by the Group in the ordinary operation of the Business (other than the Hostopia Domain Names), as listed in Part B of Schedule 10 .
Due Diligence means the enquiries and investigations into the Group, the Business and the Shares carried out by the Purchaser and the Purchaser’s Authorised Persons.
EBITDA means earnings before income, tax, depreciation and amortisation.
Employee Records means all records relating to Employees that the Group is required to keep under the Fair Work Regulations at the time at which the connection between the Vendor and the Purchaser mentioned in section 311(1)(d) of the Fair Work Act occurs.
Employees means the employees of the Group on the date of this agreement, as set out in Schedule 9 .
Encumbrance includes:
(a)    a security interest (as defined in the PPSA);
(b)    any other right, interest or arrangement that secures, or which has the effect of securing, the payment of money or the performance of a debt, obligation or liability or which has the effect of giving a person a preferential interest or priority, including a mortgage, debenture, charge, lien, pledge, bill of sale, hypothecation, title retention arrangement, lease, hire purchase, trust, assignment or deposit by way of security, however described;
(c)    any right, interest, power or arrangement which has the effect of providing a person with a priority, preference or advantage over another person, including arising from any option, equity, preferential interest, adverse interest or third party claim or right of any kind;
(d)    a right that a person (other than the owner) has to remove something from an asset (known as profit á prendre), or to use or occupy the asset, including a lease or licence or a caveat, easement or restrictive or positive covenant affecting an asset, and any third party right or interest in any right arising as a consequence of the enforcement of a judgement, including a garnishee order or a writ of execution; and
(e)    any agreement to give, create, grant or register any of the above or allow any of the above to exist without regard to the form of the transaction or agreement.

End Date means 30 June 2022.
Engage in means to participate, assist or otherwise be directly or indirectly involved, concerned or interested as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, practitioner, associate, trustee, investor, financier, fiduciary or in any other capacity.
Exchange Rate means the relevant rate of exchange at or about 11:00am Australian Eastern Standard Time (AEST) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the rate reasonably determined by the parties using any method of determination reasonably deemed appropriate).
Expert means a person appointed under clause 13.
Fair Work Act means the Fair Work Act 2009 (Cth).
Fair Work Regulations means the Fair Work Regulations 2009 (Cth).
Fair Work Transitional Act means the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).
FATA means Foreign Acquisitions and Takeovers Act 1975 (Cth).
FY21 Audited Accounts means the annual audited accounts of the Group for the financial year ending 31 December 2021.
FY21 Tax Refund means any refund or credit received by the Group or a Group Company from a Tax Authority due to the Group or a Group Company having prepaid Tax or paid Tax by way of instalments which is in excess of the Group or a Group Company’s actual Tax liability for the Tax Period ending 31 December 2021.
Government Authority means any governmental, semi governmental, municipal, statutory, judicial or quasi judicial authority, department, agency, body, entity, organisation, commission or tribunal.
Group means the Company and each of the companies which are set out in part 3 of Schedule 1 , and Group Company means any one of them.
GST has the meaning given to it by the GST Act.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Hostopia Domain Names means:
(a)    hostopia-diagnostics.com.au;
(b)    hostopia.com.au;
(c)    hostopians.com.au;
(d)    hostopiaaustralia.com.au;
(e)    hostopiaaustralia.net.au;

(f)    hostopia-australia.com.au; and
(g)    hostopia-australia.net.au.
Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account.
Industrial Instrument means any one of the following instruments as defined in the Fair Work Act and Fair Work Transitional Act:
(a)    an enterprise agreement;
(b)    a modern award;
(c)    an Individual Flexibility Agreement;
(d)    a High Income Guarantee;
(e)    a pre reform Australian workplace agreement;
(f)    a pre reform certified agreement;
(g)    an Australian workplace agreement;
(h)    an individual transitional employment agreement;
(i)    a collective agreement;
(j)    an award;
(k)    a transitional award;
(l)    a preserved state agreement;
(m)    a notional agreement preserving state awards;
(n)    a transitional Victorian reference award; or
(o)    a state transitional instrument.
Information means information regardless of form relating to or developed in connection with the Disclosing Party or its business including financial affairs, projections, forecasts, accounts, prospects, strategies, business processes and system functionality, business operations, assets, liabilities, customers, personnel, suppliers, contracts, products and stock and sales information.
Initial Purchase Price means USD $22,000,000.
Insolvency Event means the occurrence of any one or more of the following events in relation to any person:
(a)    an application is made to a court for an order, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, and the application is not withdrawn, struck out or dismissed within 15 Business Days of it being made;

(b)    a liquidator or provisional liquidator is appointed;
(c)    an administrator is appointed to it under sections 436A, 436B or 436C of the Corporations Act;
(d)    a Controller (as defined in section 9 of the Corporations Act) is appointed to it or any of its assets;
(e)    a receiver is appointed to it or any of its assets;
(f)    it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent;
(g)    it proposes a winding-up, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors;
(h)    it is insolvent as disclosed in its accounts or otherwise, states that it is insolvent, is presumed to be insolvent under an applicable law (including under sub-section 459C(2) or section 585 of the Corporations Act) or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;
(i)    it is taken to have failed to comply with a statutory demand as a result of sub-section 459F(1) of the Corporations Act or any other applicable law;
(j)    a notice is issued under sections 601AA or 601AB of the Corporations Act and not withdrawn or dismissed within 15 Business Days;
(k)    a writ of execution is levied against it or a material part of its property which is not dismissed within 15 Business Days;
(l)    it ceases to carry on business or threatens to do so; or
(m)    anything occurs under the law of any jurisdiction which has a substantially similar effect to any of the events set out in the above paragraphs of this definition.
Insurance Policies means all insurance policies in which the Group has an interest as listed in Schedule 6 .
Intellectual Property Licences means all licences granted to the Group to use certain Intellectual Property Rights in the ordinary operation of the Business.
Intellectual Property Rights means all industrial and intellectual property rights of whatever nature throughout the world conferred under statute, common law or equity, whether existing now or at any time in the future, and includes rights in respect of or in connection with trade marks, copyright, inventions (including patents), formulae, databases, business processes and methods, plant varieties, service marks, trading names (including both business and company names), domain names, designs, confidential information, trade secrets and know-how, discoveries, geographical indications of origin, circuit layouts, programming tools, object code, source code, methods, techniques, recipes, formulae, algorithms, modules, libraries and databases, whether or not registered or registrable, and further includes the right to apply for the registration or grant of any such intellectual property.
Intercompany Loans means:

(a)    the intercompany note document between the Company and the Vendor dated 30 June 2017; and
(b)    the intercompany note document between the Company and the Vendor dated 31 August 2017.
Leased Premises means all leased premises used by the Group for the ordinary operation of the Business, as follows:
(a)    Level 11, 201 Elizabeth Street, Sydney NSW 2000 (Sydney Office);
(b)    9/F and 10/F, Tower 4, World Trade Centre, 611 Flinders Street VIC 3005 (Melbourne Office);
(c)    SY5 Data Centre, Sydney (SY5 NSW);
(d)    SY3 Data Centre, Sydney (SY3 NSW); and
(e)    ME2 Data Centre, Melbourne (ME2 VIC).
Leases means the leases relating to the Leased Premises.
Loss includes any loss, damages, cost (including legal costs and expenses of whatsoever nature or description), Claim, liability or expense and includes Taxes.
Material Adverse Change means a matter, event or circumstance that has caused, or could reasonably be expected to cause, individually, or when aggregated with other such matters, events or circumstances:
(a)    a material adverse change in the value of the Group or the Shares or both;
(b)    a material adverse effect on the business, operations, reputation or prospects of the Business or the Group (including as a result of any material breach of applicable laws);
(c)    a reduction in the consolidated EBITDA of the Group of at least 25% as compared to what the consolidated EBITDA of the Group could reasonably be expected to have been but for the relevant events, occurrences or matters, provided that any such change or effect resulting from any of the following shall not be considered when determining whether a Material Adverse Change has occurred;
(d)    any change in economic conditions generally or capital or financial markets generally;
(e)    any change in the industry in which the Business operates;
(f)    any change in law or accounting standards announced after the date of this agreement;
(g)    any acts of war, riots, civil unrest, terrorism or military actions;
(h)    the COVID-19 virus (or any mutation, variation or derivative), or from any law, order, rule or direction of any Government Authority in relation thereto;

(i)    any change resulting from the execution or consummation of the transactions contemplated by, or the performance of obligations under, this agreement (other than a breach of this agreement); and
(j)    any matter fully and fairly disclosed in the Disclosure Material, except, in the case of paragraphs (d)-(h), where such change has a disproportionately greater effect on the Group relative to its competitors.
Material Contracts means the contracts, agreements, deeds or other arrangements relating to the Business to which any Group Company is a party:
(a)    that are integral to the Business and materially affect the financial position of the Group; or
(b)    where the consideration paid or received is equal or greater than $100,000 per annum, as listed in Schedule 8 .
Moral Rights means moral rights within the meaning of Part IX of the Copyright Act 1968 (Cth) and any analogous rights arising under statute that exist, or may come to exist, anywhere in the world.
Open Source Materials means any software, code, programming or other content (Code) licensed from a third party (or derived from or developed with such third party materials) under terms that may require the human readable source code of the Code (or any part of it) to be made publicly available or that may require the Code (or any part of it) to be licensed under terms that allow for the modification of the Code (or any part of it) by future licensees. This includes any Code that is or has been distributed as:
(a)    “open source software”, that is software distributed under any licence approved by the Open Source Initiative as set forth on www.opensource.org, or under any similar licensing model; or
(b)    “free software” as defined by the Free Software Foundation whose website is at www.fsf.org.
Overlap Return means a Tax Return of the Group or a Group Company for a Tax Period commencing before but ending on or after Completion.
Owned Intellectual Property means all Intellectual Property Rights owned by the Group, including but not limited to the Business Name, Trade Marks, the Copyright and Domain Names but excluding Intellectual Property Rights in the Retained IP.
Owned Software means any Owned Intellectual Property Rights which is software.
Permitted Encumbrances means the following Encumbrances:
(a)    registration number 201911280071693 (secured party: Fujifilm Leasing Australia Ltd); and
(b)    registration number 201602100055108 (secured party: BOQ Finance (Aust) Limited).

Personal Information means ‘personal information’ as defined in the Privacy Act 1988 (Cth) or such similar term used in any other Privacy Law.
Plant and Equipment means all plant, equipment, machinery, furniture, computer and communications hardware, consumables, spare parts, tools, maintenance items, office supplies, fixtures and fittings used by the Group for the ordinary operation of the Business.
PPSA means the Personal Property Securities Act 2009 (Cth).
PPSR means the Personal Property Securities Register established under the PPSA.
Pre Completion Returns means a Tax Return of the Group or a Group Company for a Tax Period ending before Completion.
Privacy Laws means:
(a)    the Privacy Act 1988 (Cth);
(b)    the Spam Act 2003 (Cth);
(c)    any other requirement under Australian law, industry code, policy or statement relating to the handling of Personal Information; and
(d)    any other statute, regulation or law in any jurisdiction other than Australia relating to the protection of Personal Information that is applicable to the Group.
Pro Forma Completion Accounts means the accounts set out in Schedule 5 .
Proposed Premises means the premises at Suite 1, Level 4, 7 Macquarie Place, NSW 2000.
Purchaser Warranties means each of the representations and warranties given by the Purchaser referred to in clause 9 and set out in Schedule 3 .
Receiving Party means a party who receives Confidential Information from or on behalf of the Disclosing Party.
Records means all minute books, statutory books and registers, trading and financial records, financial reports, books of account, annual statements, copies of Tax Returns and other documents and papers, cheque books, registers, customer lists, supplier lists and documents of a similar nature regardless of form referrable to the Group and includes the Employee Records.
Related Body Corporate has the meaning given in section 50 of the Corporations Act.
Related Entity has the meaning given in section 9 of the Corporations Act.
Restraint Area means:
(a)    Australia or, if a court holds this area to be unreasonable or invalid for any reason, then;
(b)    any Australian state or territory in which the Business is conducted.
Restraint Period means:

(a)    24 months after Completion, or, if a court holds this period to be unreasonable or invalid for any reason, then;
(b)    twelve months after Completion, or, if a court holds this period to be unreasonable or invalid for any reason, then;
(c)    six months after Completion.
Retained IP means any trade mark, trading name, business name or domain name which comprises the words ‘Hostopia’ and/or ‘Hostopia Australia’.
Returns mean Pre Completion Returns, Overlap Returns and other relevant Tax returns.
Reverse TSA means a transition services agreement between the Company and the Vendor for the provision of services relating to managed.com by the Company to the Vendor following Completion, in the Agreed Form.
Senior Contractor means Louise Robinson.
Senior Employee means each of Darryn McCoskery, Phiroz Austin, Daphne Driessen, Joshua Chiswell, Joshua Mann, Paul Williamson, Samir Keshwani, Hendrik Kruizinga, Steven Groves, and Vedran Sukurma and, where referring to a future employee, means someone who would have equivalent seniority to any of those persons.
Shares means the shares of the Company described in part 2 of Schedule 1 .
Specific Indemnity means the indemnity given by the Vendor in clause 10.3.
Stamp Duty means any stamp, transaction or registration duty or similar charge, or notarisation fees and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty, charge or fee.
Standard Tax Conditions means the conditions set out in the list of standard tax conditions published in FIRB Guidance 12 – Tax Conditions available on the FIRB website under “Guidance notes”.
Subsidiary means any subsidiary of the Company.
Subsidiary Shares means the shares in the capital of each Subsidiary.
Systems has the meaning given in paragraph 11.1(a) of Schedule 2 .
Target Working Capital means $1,850,000.
Tax means any tax, levy, charge, impost, fee, deduction, goods and services tax (including GST), value added tax or consumption tax, rate, stamp (including Stamp Duty), transaction or registration duty or other charge imposed, assessed or payable to any Government Authority, including the clawback or other repayment of any grant or other benefit provided by any Government Authority such as Jobkeeper payments, and includes any additional tax, interest, penalty, charge, fee or other amount imposed in relation to any of them.
Tax Authority means any Government Authority responsible for the collection of any Tax or administration of any Tax Law.
Tax Claim means a Claim in relation to any Tax matter.

Tax Indemnity means the indemnity given in clause 10.2.
Tax Law means any law relating to Tax.
Tax Period means an income year, tax year, franking year or a period of time set out under a Tax Law and/or tax period under the GST Act, as applicable.
Tax Return means any return relating to Tax, including any document which must be lodged with a Tax Authority or which a taxpayer must prepare and retain under a Tax Law.
Tax Warranty means a warranty given by the Vendor in relation to Tax matters as set out in Schedule 2 .
Term Deposit means the $330,159.29 attributed to a long-term asset term deposit account held by the Group.
Third Party Claim means any Claim brought by a person or entity (other than the Vendor, a Group Company or the Purchaser), other than a claim brought by any Tax Authority, which may give rise, or otherwise relates, to a Claim by the Purchaser against the Vendor.
Title and Capacity Warranties means the Vendor Warranties set out in paragraph 1 of Schedule 2 .
Total Purchase Price means the:
(a)    the Initial Purchase Price; plus or minus
(b)    the Working Capital Adjustment Amount; plus
(c)    any portion of the Deferred Consideration Amount that the Vendor becomes entitled to receive under this agreement.
Trade Marks means all registered and pending trade marks owned by the Group as listed in Schedule 7 .
TSA means a transition services agreement between the Vendor and the Company for the provision of services by the Vendor to the Company following Completion, in the Agreed Form.
Vendor Warranties means each of the representations and warranties given by the Vendor referred to in clause 6.14 and set out in Schedule 2 , and Vendor Warranty has a corresponding meaning.
Warranty and Indemnity Expiry Date means:
(a)    for Vendor Warranties, the Specific Indemnity and the Warranty Indemnity (other than to the extent either of those relate to Tax Warranties and Tax Indemnity), the date that is 24 months after Completion; and
(b)    for Tax Warranties, the Warranty Indemnity (to the extent it relates to Tax Warranties) and the Tax Indemnity, the date that is the fifth anniversary of the Completion Date.
Warranty Indemnity means the indemnity given by the Vendor in clause 10.1.

Working Capital Adjustment Amount means the Completion Date Working Capital less the Target Working Capital in accordance with Schedule 5 .
1.2    Interpretation
In this agreement, headings are inserted for convenience only and do not affect the interpretation of this agreement and unless the context otherwise requires:
(a)    the singular includes the plural and vice versa;
(b)    a reference to the Group means one or more Group Companies, as the context requires;
(c)    a gender includes all other genders;
(d)    if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(e)    the meaning of general words is not limited by specific examples introduced by ‘includes’, ‘including’, ‘for example’, ‘such as’ or similar expressions;
(f)    a reference to a document or instrument, including this agreement, includes all of its clauses, paragraphs, recitals, parts, schedules and annexures and includes the document or instrument as amended, varied, novated, supplemented or replaced from time to time;
(g)    a reference to a statute, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;
(h)    a reference to a party is to a party to this agreement and includes the party’s successors and permitted transferees and assigns and if a party is an individual, includes executors and personal legal representatives;
(i)    a reference to a person includes an individual, a partnership, a corporation or other corporate body, a joint venture, a firm, a trust, an association (whether incorporated or not), and a Government Authority;
(j)    a reference to a group of persons or things is a reference to any two or more of them jointly and to each of them separately;
(k)    an agreement, representation, warranty or indemnity by two or more persons binds them jointly and each of them separately;
(l)    an agreement, representation, warranty or indemnity in favour of two or more persons is for the benefit of them jointly and each of them separately;
(m)    no provision of this agreement will be construed to the disadvantage of a party merely because that party was responsible for the preparation of the agreement or the inclusion of the provision in the agreement;
(n)    all monetary amounts are in Australian dollars, unless otherwise stated and a reference to payment means payment in Australian dollars;

(o)    any monetary amount that is required to be converted from Australian dollars to a currency other than Australian dollars (or vice versa) is to be converted according to the Exchange Rate at the relevant time;
(p)    if the day on or by which something must be done is not a Business Day, that thing must be done on the next Business Day;
(q)    a period of time dating from a given day or the day of a given act or event is to be calculated exclusive of that day; and
(r)    a reference in this agreement to the Vendor’s knowledge or awareness (or similar phrase) is deemed to be a reference to the actual knowledge and awareness of Darryn McCoskery or Phiroz Austin, or which would have been within their knowledge had that person made reasonable enquiries, including enquiries of their reports who might be expected to have knowledge or awareness of the relevant matters.
2    Agreement to sell and purchase
2.1    Sale and purchase of Shares
The Vendor agrees to sell and the Purchaser agrees to purchase the Shares (together with all benefits, rights and entitlements attaching to the Shares on and from the Completion Date) on the terms and conditions of this agreement.
2.2    Shares must be free from Encumbrances
The Shares must be transferred to the Purchaser free from any Encumbrances.
2.3    Title and risk
The title to and risk in the Shares:
(a)    remains solely with the Vendor until Completion; and
(b)    passes to the Purchaser on and from Completion.
3    Payment of Total Purchase Price
3.1    Payment of Total Purchase Price
The Total Purchase Price is the consideration for the Shares and must be paid by the Purchaser as follows:
(a)    the Initial Purchase Price at Completion as set out in clause 6.3(a);
(b)    the Working Capital Adjustment Amount as set out in clause 7.5; and
(c)    the Deferred Consideration Amount as set out in clause 3.2.

3.2    Deferred Consideration Amount
Subject to clause 35, any portion of the Deferred Consideration Amount that the Vendor becomes entitled to receive under this agreement shall be payable to the Vendor on the date that is 1 year after the Completion Date.
4    Conditions Precedent
4.1    Conditions Precedent
Clauses 2.1 and 6 are conditional on, and are not binding until:
(a)    either:
(i)    the Purchaser receiving a written notice under FATA from the Treasurer (or the Treasurer’s delegate) stating or to the effect that the Commonwealth Government of Australia does not object to the transaction contemplated by this agreement either without condition (other than the Standard Tax Conditions) or otherwise on terms acceptable to the Purchaser acting reasonably; or
(ii)    following the Purchaser giving notice of the proposed acquisition of the Shares to the Treasurer under FATA, the Treasurer ceases to be empowered to make any order under Division 2 of Part 3 of FATA;
(b)    the Purchaser receiving notice in writing from the Australian Competition and Consumer Commission that it either (i) does not intend to conduct a public review or (ii) will not oppose the proposed acquisition either unconditionally or on terms which are acceptable to the Purchaser;
(c)    on or before Completion, the Vendor and the Company entering into the TSA;
(d)    on or before Completion, the Company and the Vendor entering into the Reverse TSA;
(e)    on or before Completion, the Vendor ensuring that any Encumbrances over the Shares, whether registered or not, are released or discharged;
(f)    on or before Completion, the release of the Vendor and, to the extent required, each Vendor Affiliate, from any guarantee, security or indemnity provided by the Vendor or a Vendor Affiliate relating to the Group or the Business; and
(g)    before Completion, the Intercompany Loans owed by the Company to the Vendor are repaid.
4.2    Best endeavours
Each party must use its best endeavours to satisfy the Conditions Precedent by the End Date, including co-operating with each other and using its best endeavours to procure that any relevant third party carries out any act that is required to satisfy a Condition Precedent.

4.3    Obligations of co-operation
Without limiting clause 4.2, each party must do, or refrain from doing, each of the following to enable the Conditions Precedent to be fulfilled:
(a)    make all necessary and appropriate applications to the relevant Government Authorities;
(b)    not withdraw, or procure the withdrawal of, any application or information made or supplied under clause 4.3(a);
(c)    the Vendor must provide the Purchaser with all assistance and information reasonably required by the Purchaser in connection with any notification or submission to be made by the Purchaser to FIRB or to the ACCC pursuant to this clause 4.3 in a timely manner (and in any event within a reasonable time before the Purchaser has to make such notification or submission);
(d)    the parties must supply all the information requested by FIRB or the ACCC in a timely manner (and in any event before any deadline proposed or required by FIRB or the ACCC, unless otherwise agreed with FIRB or the ACCC);
(e)    the parties must keep each other informed in a timely manner of:
(i)    the status of any discussions or negotiations with relevant third parties about the Conditions Precedent; and
(ii)    any circumstances that could result in any Condition Precedent not being satisfied on or before the End Date; and
(f)    promptly give written notice to the other party if it discovers that any of the Conditions Precedent has become incapable of being satisfied on or before the End Date.
4.4    Waiver of Conditions Precedent
(a)    The Conditions Precedent in clauses 4.1(a) and 4.1(b) are for the benefit of the Vendor and the Purchaser and may not be waived.
(b)    The Conditions Precedent in clauses 4.1(d), and 4.1(f) are for the benefit of the Vendor and may only be waived, subject to any conditions that the Vendor wishes to impose, by the Vendor acting in its absolute discretion giving written notice to the Purchaser.
(c)    The Conditions Precedent in clauses 4.1(c), 4.1(e), and 4.1(g) are for the benefit of the Purchaser and may only be waived, subject to any conditions that the Purchaser wishes to impose, by the Purchaser acting in its absolute discretion giving written notice to the Vendor.
4.5    Conditions Precedent not waived or satisfied
If any Condition Precedent is not:
(a)    satisfied on or before the End Date; or
(b)    waived under clause 4.4,

the party for whose benefit the relevant Condition Precedent is for may terminate this agreement by written notice at any time after the End Date but before all of the Conditions Precedent are satisfied or waived and provided that the terminating party is not in breach of a material obligation under this agreement.
5    Conduct before Completion
5.1    Conduct of the Group before Completion
Between the date of this agreement and close of business on the Completion Date, the Vendor must:
(a)    manage and conduct the affairs of the Group:
(i)    with all due care in the ordinary and usual course and in accordance with normal and prudent practice (having regard to the nature of the Business and the past practice of the Group);
(ii)    as a going concern; and
(iii)    to ensure that the Group comply with all applicable laws and regulations;
(b)    not create any further Encumbrances over the Shares;
(c)    procure that each Group Company uses its reasonable endeavours to preserve and protect its business, including the goodwill of its business and its current business relationships;
(d)    procure that no Group Company:
(i)    conducts a reorganisation of its share capital; or
(ii)    acquires all or substantially all of the securities or the business or assets of any other person;
(e)    ensure that no change is made to the constitution of any Group Company;
(f)    procure that each Group Company does not:
(i)    create any further Encumbrances over the securities or Assets;
(ii)    reduce its share capital;
(iii)    create or permit to exist any security interest (as defined under PPSA) over any such securities;
(iv)    declare or pay a dividend, or make any other distribution or return of capital, including by way of repayment, redemption or repurchase of capital;
(v)    enter into binding arrangements to incur any capital expenditure of more than $100,000 per arrangement and outside the ordinary course of business;

(vi)    dispose of any material Asset, other than the Hostopia Domain Names; or
(vii)    enter into (other than in the ordinary course of business), terminate or materially amend any Material Contract;
(g)    procure that no Group Company
enters into any arrangement which is not on arm’s length, commercial terms and in the ordinary course of business;
(h)    procure that no Group Company enters into any joint venture, partnership, unincorporated association or similar arrangement;
(i)    procure that insurance cover existing as at the date of this agreement for each Group Company is not terminated, and any premiums due in respect of such insurance cover are paid when due;
(j)    procure that each Group Company maintains all licences, consents and authorisations of any nature whatsoever (public or private) existing at the date of this agreement which are material and necessary to carry on the business of the Group;
(k)    procure that no Group Company:
(i)    borrows any money;
(ii)    accepts any financial facility or financial accommodation, other than an increase of an amount up to USD $250,000 to the facility provided by Exclusive Networks Pty Ltd to Anchor Systems Pty Ltd under the Exclusive Networks Credit Application dated 24 November 2021; or
(iii)    makes or grants any loans, capital advance or any financial facility or financial accommodation;
(l)    procure that no Group Company enters into any guarantee or indemnity on behalf of any person or provides any security for the obligations of any person;
(m)    procure that no Group Company changes any accounting policies or practices unless such change is required by a change in the Accounting Standards, and to the extent a change is required by a change in the Accounting Standards, the Vendor must immediately notify the Purchaser of such change;
(n)    procure that no Group Company makes any Tax election (including any change of residence), amends any Tax Return, adopts a position in relation to Tax, or settles or compromises any liability relating to Tax, unless:
(i)    required by law;
(ii)    supported by an opinion of counsel; or
(iii)    in the ordinary course of business and is consistent with past practices;
(o)    procure that no Group Company commences any Action other than for the collection of debts owing to that Group Company or in the ordinary course of its business;

(p)    procure that no Group Company settles any Claim or Action;
(q)    procure that no Group Company (nor any of their Officers):
(i)    takes any action;
(ii)    omits to take action; or
(iii)    makes any statement or announcement about the Group or the business of the Group to any person, which, in each case, would be reasonably likely to adversely affect the reputation of the Group, the business of the Group or the Purchaser;
(r)    procure that no Group Company:
(i)    offers employment to or terminates the employment of any Senior Employee or terminates the contract with the Senior Contractor, other than for cause; or
(ii)    makes alterations to the terms and conditions of employment or contract (including benefits and remuneration) of any Senior Employee or Senior Contractor;
(s)    procure that no Group Company grants any licence, assignment or other right or interest in respect of intellectual property, other than in the ordinary course of business;
(t)    procure that no resolution is passed for the winding up or dissolution of any Group Company;
(u)    procure that no Group Company authorises or agrees (conditionally or otherwise) to do any of the things which it is prevented from doing under this clause 5.1, unless the Vendor receives the prior written consent of the Purchaser to do something to the contrary (which may be withheld in the Purchaser's absolute discretion).
5.2    Notice by Purchaser of new officers for Company
At least two Business Days before the Completion Date, the Purchaser must:
(a)    notify the Vendor in writing of:
(i)    the names and addresses of the people who will be appointed as directors, secretaries, public officers and authorised signatories of the bank accounts of each Group Company with effect from Completion;
(ii)    the persons who will be required to resign as directors, secretaries and public officers of each Group Company with effect from Completion; and
(iii)    any other matters that the Purchaser requires to be dealt with in a meeting of each Group Company or the directors of the Group Company; and

(b)    make available to each Group Company sufficient instruments of consent to allow the Group Company to pass the resolutions required to appoint the directors, secretaries and public officers nominated by the Purchaser.
6    Completion
6.1    Time and place of Completion
Subject to clause 4, Completion will take place at the offices of Hall & Wilcox, Melbourne on or before 12:00 pm AEST on the day which is 5 Business Days after satisfaction or waiver of the last of the Conditions Precedent in accordance with clause 4.4, or any other time or place (and by any means, including electronic exchange of documents) agreed by the Vendor and the Purchaser.
6.2    Obligations of the Vendor at Completion
At Completion, the Vendor must:
(a)    deliver to the Purchaser:
(i)    the share certificates for the Shares (or in the case of any lost, stolen or destroyed certificate, an indemnity in respect of the relevant certificate on terms reasonably satisfactory to the Purchaser);
(ii)    signed instruments of transfer of the Shares in favour of the Purchaser (or as it may direct) that are in registrable form;
(iii)    evidence reasonably satisfactory to the Purchaser of releases of any Encumbrances other than the Permitted Encumbrances;
(iv)    any other document that the Purchaser reasonably requires to obtain good title to the Shares and to enable the Purchaser to have the Shares registered in the Purchaser’s name;
(v)    written resignations in the Agreed Form by the persons that the Purchaser notifies to the Vendor under clause 5.2(a)(ii) who are to resign as director, company secretary and public officer (as applicable) of each Group Company, effective from Completion. Such resignations must include a release from each such person in favour of each relevant Group Company in relation to any current or future Claim against the Group Companies or any of their respective officers or employees in respect of that person’s holding or ceasing to hold that office;
(vi)    completed and signed authorities for the alteration of the signatories of each bank account in the manner required by the relevant bank, effective from Completion;
(vii)    copies of the approvals in accordance with clause 6.2(b);
(viii)    the certificate of incorporation of each Group Company and any certificates of incorporation on change of name of each Group Company;
(ix)    the common seal and any duplicate common seal, share seal or official seal of each Group Company;

(x)    all copies of the constitution of each Group Company in the Vendor’s or the Group Company’s possession;
(xi)    an electronic copy of the Data Room;
(xii)    the complete and up to date Records of each Group Company, including all Employee Records (other than those that the Vendor is entitled to retain under clause 6.12);
(xiii)    the ASIC Corporate Key of each Group Company;
(xiv)    a reconstituted copy of the share register of each Group Company that is compliant with the Corporations Act;
(xv)    documents held by each Group Company about the ownership and use of the Leased Premises, or procure that control and access to those documents is transferred. Such documents include, without limitation, original executed and, where relevant, stamped and registered copies of the Leases; and
(xvi)    the documents set out in Schedule 11 .
(b)    procure that each relevant Group Company and each relevant Group Company’s directors, to the extent required, hold duly convened meetings and resolutions are passed at those meetings that:
(i)    approve the registration of the transfer of the Shares to the Purchaser, subject to payment of any Stamp Duty, if applicable;
(ii)    approve the issue of a new share certificate for the Shares in the name of the Purchaser;
(iii)    approve the cancellation of the existing share certificates in relation to the Shares;
(iv)    approve a change in registered office of the Group Company, if required;
(v)    appoint as directors, secretaries and public officers of the Group Company the persons nominated by the Purchaser under clause 5.2(a)(i) with effect from Completion;
(vi)    accept the resignation of each existing director, secretary and public officer of the Group Company as notified by the Purchaser under clause 5.2(a)(ii) with effect from Completion;
(vii)    as directed by the Purchaser, revoke all existing authorities to operate the Group Company’s bank accounts and appoint as authorised signatories of the Group Company’s bank accounts those persons nominated by the Purchaser under clause 5.2(a)(i) with effect from Completion; and
(viii)    approve the transaction of any other business of which the Purchaser has given notice under clause 5.2(a)(iii); and
(c)    do all other acts and execute all documents that are necessary to:

(i)    transfer the Shares to the Purchaser;
(ii)    complete any other transaction contemplated by this agreement; and
(iii)    place the Purchaser in effective possession and control of the Group and the Business.
6.3    Obligations of the Purchaser at Completion
At Completion, the Purchaser must:
(a)    pay into an account nominated by the Vendor an amount equal to the Initial Purchase Price; and
(b)    do all other acts and execute all documents that are necessary to:
(i)    transfer the Shares to the Purchaser;
(ii)    complete any other transaction contemplated by this agreement; and
(iii)    place the Purchaser in effective possession and control of the Group and the Business.
6.4    Simultaneous actions at Completion
At Completion:
(a)    the obligations of the parties under this clause 6 are interdependent; and
(b)    unless otherwise stated, all actions that must be performed are taken to have occurred simultaneously on the Completion Date but no delivery or payment is taken to have been made until all deliveries and payments have been made.
6.5    Non compliance with Completion obligations
(a)    Completion will not occur unless all of the obligations of the parties to be performed at Completion under clauses 6.2 or 6.3 are complied with and are fully effective. If one action does not take place, then without prejudice to any rights available to any party as a consequence:
(i)    there is no obligation on any party to undertake or perform any of the other actions; and
(ii)    to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions.
(b)    If a party fails to perform an action required by clauses 6.2 or 6.3, as applicable, and, despite that failure, the parties proceed with Completion so far as it is practical to do so:
(i)    the participation of the party entitled to the benefit arising from the performance of the particular obligation at Completion does not constitute a waiver of that party’s accrued rights under this agreement; and

(ii)    the requirement of the other party to perform the relevant obligation does not merge on Completion and the relevant obligation remains in force.
6.6    Vendor’s obligations until registration
After Completion and until the Shares are registered in the name of the Purchaser, the Vendor must take all action in its capacity as the registered holder of the Shares as the Purchaser may lawfully require from time to time.
6.7    Purchaser’s obligation to register
The Purchaser must ensure that registration of the transfer of the Shares takes place as soon as practicable after Completion.
6.8    Obligations after Completion
If title to the Shares is not effectively vested in the Purchaser at Completion:
(a)    the Vendor will hold the Shares for the Purchaser until title is effectively vested in the Purchaser;
(b)    all income, profits, rights or benefits arising in respect of the Shares, the Group, or the Business on and from Completion will be held for the Purchaser; and
(c)    the Vendor agrees to take any steps reasonably requested by the Purchaser to enforce or protect any rights accruing through or in respect of the Shares, the Group or the Business.
6.9    Company names
Subject to clauses 6.10 and 6.11, on and from Completion, the Vendor agrees that it will not use any business name, trading name, internet domain name, trade mark or logo that is substantially identical or deceptively similar to any Business Name, Domain Name or Trade Mark.
6.10    Transitional IP rights
(a)    The Vendor grants the Purchaser a non-exclusive, non-transferrable, royalty-free licence to use:
(i)    any trade mark, trading name, and business name which comprises the words ‘Hostopia Australia’; and
(ii)    the Hostopia Domain Names,
(together, the Australia Retained IP),
in the same manner and to the same extent used in the Business as at Completion for the period commencing at Completion and ending 31 December 2022, to allow the Group time to cease use of the Australia Retained IP. The Group’s use of the Australia Retained IP during this transitional period accrues to the benefit of the Vendor.

(b)    Subject to clause 6.11, the Vendor permits the Purchaser to re-direct the Hostopia Domain Names to a webpage nominated by Purchaser for a period commencing at Completion and ending 31 December 2022.
6.11    Branding phase out
By 31 December 2022, the Purchaser:
(a)    must ensure that use of all Australia Retained IP (including any use of the ‘Hostopia Australia’ name and any re-direction of the Hostopia Domain Names under clause 6.10(b)) by the Group ceases; and
(b)    will change the company names Hostopia Australia Pty Ltd and Hostopia Australia Web Pty Ltd to a company name which does not include the word ‘Hostopia’.
6.12    Records
The Vendor may retain copies of any of the Records necessary for it to comply with any applicable law (including Tax law) and to prepare Tax or other returns required of it by law.
6.13    FY21 Tax Refund
Except to the extent that the FY21 Tax Refund is taken into account or assumed in computing the Working Capital Adjustment Amount, the Purchaser must pay an amount equal to any FY21 Tax Refund received by the Group or a Group Company after Completion less all reasonable third party costs and Tax incurred by a Group Company in obtaining such refund (if any) to the Vendor within five Business Days of receipt of that FY21 Tax Refund from the Tax Authority. On request from the Vendor, the Purchaser must provide the Vendor with any correspondence received by the Group or a Group Company from a Tax Authority in connection with such Tax Refund, including the notice of assessment issued from the Tax Authority.
6.14    Proposed Premises
Without limiting any other provision of this agreement, the Purchaser indemnifies the Vendor for any costs incurred by the Vendor in connection with the reversal of the decision to obtain a lease for the Proposed Premises.
6.15    Purchaser to assist with the FY21 Audited Accounts
Where the FY21 Audited Accounts have not been finalised on or after Completion, the Purchaser must:
(a)    provide all information and assistance that may be requested by the Vendor or the Vendor’s Authorised Persons in connection with the accounting audit;
(b)    execute all documents and give or make all notices and declarations as the Vendor may reasonably require in connection with the accounting audit; and
(c)    permit the Vendor and the Vendor’s employees, agents or advisers to have access to and take extracts or copies from any of the Records in connection with the accounting audit;
(d)    ensure that the Vendor or the Vendor’s Authorised Persons are entitled to participate in any way in the conduct of the accounting audit; and

(e)    work together in good faith to assist the Vendor or the Vendor’s Authorised Persons in obtaining the necessary information required to finalise the FY21 Audited Accounts.
6.16    Purchaser to pay Cash Amount
The Purchaser must pay the Cash Amount to the Vendor no later than the date that is 10 Business Days after the Completion Balance Sheet is delivered by the Company to the Vendor under clause 7.2(b) of this agreement.
7    Working Capital Adjustment Amount
7.1    Calculation of Working Capital Adjustment Amount
The value of adjustments to the Initial Purchase Price will be the dollar amount determined by the Purchaser of the Working Capital Adjustment Amount.

7.2    Preparation of Completion Balance Sheet
The Purchaser must cause the Company to:
(a)    prepare the draft Completion Balance Sheet;
(b)    deliver the draft Completion Balance Sheet to the Vendor no more than 60 calendar days after the Completion Date; and
(c)    bear all costs of preparing the Completion Balance Sheet.
7.3    Content of the Completion Balance Sheet
The Completion Balance Sheet must be:
(a)    a balance sheet of the Group as at the close of business on the Completion Date;
(b)    in the form of the Pro Forma Completion Accounts set out in Schedule 5 ;
(c)    prepared in accordance with the Accounting Policies set out in Schedule 4 ; and
(d)    accompanied by a statement that sets out clearly the Working Capital Adjustment Amount and how the amount was calculated.
7.4    Review of the Working Capital Adjustment Amount and Completion Balance Sheet
(a)    The Vendor must review the draft Completion Balance Sheet and notify the Purchaser in writing whether it agrees or disagrees with the draft Completion Balance Sheet within 30 Business Days of receipt from the Purchaser.
(b)    If the Vendor disagrees with the draft Completion Balance Sheet (or any item in the draft Completion Balance Sheet), the Vendor must notify the Purchaser in writing (Dispute Notice) setting out:

(i)    full details of any matter in dispute (Disputed Matters) and the reasons why each of the Disputed Matters is disputed;
(ii)    the Vendor’s submissions as to the correct dollar value for each of the Disputed Matters; and
(iii)    the Vendor’s calculation of the Working Capital Adjustment Amount.
(c)    If the Vendor notifies the Purchaser that it agrees with the draft Completion Balance Sheet or fails to deliver a Dispute Notice within the period in clause 7.4(a), the draft Completion Balance Sheet will be deemed to be the final Completion Balance Sheet and will be final and binding on the parties.
7.5    Payment of Working Capital Adjustment Amount
(a)    Subject to clause 7.5(b), the Working Capital Adjustment Amount is payable no later than 10 Business Days after the date on which the Completion Balance Sheet is reviewed under clause 7.4(a), as follows:
(i)    if the Working Capital Adjustment Amount is a positive number, it is an addition to the Initial Purchase Price and is payable by the Purchaser to the Vendor; and
(ii)    if the Working Capital Adjustment Amount is a negative number, it is a reduction of the Initial Purchase Price and is payable by the Vendor to the Purchaser.
(b)    If the Vendor disputes the Working Capital Adjustment Amount under clause 7.6, the amount, if any, that is determined to have been overpaid by the Vendor must be repaid by the Purchaser within two Business Days after the Working Capital Adjustment Amount becomes final and binding under clause 7.7.
7.6    Disputes about the Working Capital Adjustment Amount or Completion Balance Sheet
(a)    If the Vendor wishes to dispute the Working Capital Adjustment Amount or an item in the Completion Balance Sheet:
(i)    within 30 Business Days after the date that the Purchaser delivers the Completion Balance Sheet, the Vendor must give written notice (Adjustments Dispute Notice) to the Purchaser of:
(A)    each amount or item that the Vendor disputes; and
(B)    all relevant details of any act or omission that the Vendor relies on as giving rise to its objection;
(ii)    senior representatives of the Purchaser and the Vendor must use all reasonable endeavours to negotiate in good faith to resolve the dispute within five Business Days; and
(iii)    if the dispute is not resolved by the end of the period referred to in clause 7.7(b)(ii) within five further Business Days, either party may refer the dispute to an Expert to resolve the dispute under clause 12.

7.7    When the Working Capital Adjustment Amount is final and binding
(a)    If the Vendor does not give an Adjustments Dispute Notice within the period referred to in clause 7.6(a)(i), the Vendor will be deemed to have accepted the correctness of the Completion Balance Sheet delivered by the Purchaser under clause 7.2(b) and the Working Capital Adjustment Amount that accompanies that Completion Balance Sheet will be final and binding on the parties at the end of the period referred to in clause 7.6(a)(i).
(b)    If the Vendor does give an Adjustments Dispute Notice within the period referred to in clause 7.6(a)(i) and:
(i)    the dispute is resolved by the Purchaser and the Vendor within the period referred to in clause 7.6(a)(ii), the Working Capital Adjustment Amount as agreed by the parties will be final and binding on the parties at the end of that period;
(ii)    the dispute is not resolved but neither party refers the dispute to an Expert within the period referred to in clause 7.6(a)(iii), the Working Capital Adjustment Amount that accompanies the Completion Balance Sheet delivered by the Purchaser under clause 7.2(b) will be final and binding on the parties as at the end of that period; or
(iii)    the dispute is not resolved and either party refers the dispute to an Expert within the period referred to in clause 7.6(a)(iii), the Working Capital Adjustment Amount as determined by the Expert will be final and binding on the parties on the date on which the Expert makes that determination.
7.8    Debt-like items
For the avoidance of doubt and despite any provision to the contrary, the parties agree that:
(a)    debt-like items in the Completion Balance Sheet will reduce the Working Capital Adjustment Amount; and
(b)    the accrued bonus will be considered as a debt-like item.
8    Vendor Warranties
8.1    Vendor Warranties
The Vendor:
(a)    warrants and represents to the Purchaser that each Vendor Warranty is true and accurate, correct and not misleading; and
(b)    acknowledges that:
(i)    it has made and given the Vendor Warranties with the intention of inducing the Purchaser to enter into this agreement; and
(ii)    the Purchaser has entered into this agreement in full reliance on the Vendor Warranties.

8.2    Application of Vendor Warranties
(a)    Each Vendor Warranty is given as at the date of this agreement and immediately before Completion, except where a Vendor Warranty is expressed to be given as at a specific date and then that Vendor Warranty is given as at that date only.
(b)    Where a Vendor Warranty is qualified by the expression “so far as the Vendor is aware” or any similar expression:
(i)    the facts of which the Vendor is aware or that are within the Vendor’s knowledge includes all facts of which the Vendor’s Authorised Persons are actually aware at the relevant time, or which would have been within their knowledge had that person made reasonable enquiries, including enquiries of their reports that might be expected to have knowledge or awareness of the relevant matters; and
(ii)    that Vendor Warranty is deemed to include an additional statement that it has been made after the Vendor has made all reasonable enquiries to ensure that all information given in that Vendor Warranty is true and accurate, complete and not misleading.
(c)    A fact, matter, event or circumstance is "fairly disclosed" for the purposes of this agreement if sufficient information has been disclosed in the Disclosure Material that a reasonable person experienced in the industries in which the Group operates or transactions similar to the transactions contemplated by this agreement would be able to identify the nature and scope of the relevant fact, matter, event or circumstance.
8.3    Interpretation of Vendor Warranties
Each Vendor Warranty is to be construed separately and the meaning of each Vendor Warranty is in no way limited by reference to any other covenant, warranty or representation in this agreement.
8.4    No extinguishment
The Vendor Warranties are not extinguished or affected by any investigation made by or on behalf of the Purchaser into the affairs of the Group Companies or by any event or matter unless:
(a)    the Purchaser has given a specific waiver or release; or
(b)    the Claim relates to a matter which is fully, fairly and accurately disclosed in this agreement, or the Disclosure Material.
8.5    Duration of Vendor Warranties
Subject to clause 8.6, each Vendor Warranty survives Completion and remains in full force and effect until the relevant Warranty and Indemnity Expiry Date.
8.6    Continuation of Vendor Warranties
If the Purchaser gives the Vendor notice of a Claim under clause 8.14(a) for a breach of a Vendor Warranty, that Vendor Warranty does not cease on the relevant Warranty and

Indemnity Expiry Date but will continue to the extent required to enable the Purchaser to prosecute a Claim for breach of that Vendor Warranty.
8.7    No Claims after Warranty and Indemnity Expiry Date
No Claim may be brought for breach of a Vendor Warranty after the relevant Warranty and Indemnity Expiry Date and any Claim that is brought after the relevant Warranty and Indemnity Expiry Date will, for the purposes of this agreement, be deemed to be out of time, invalid and unenforceable.
8.8    Qualifications to the Vendor Warranties and Indemnities
Despite any other provision of this agreement but subject to clause 8.16, the Purchaser may not bring a Claim under this agreement, and the Vendor is not liable to make any payment whether by way of damages or otherwise, for any Claim for breach of a Vendor Warranty or under a Warranty Indemnity or a Specific Indemnity to the extent that the breach is based on any fact, matter or circumstance:
(a)    expressly provided for in or expressly contemplated by this agreement;
(b)    fully and fairly disclosed to the Purchaser in the Disclosure Material (other than to the extent either of those relate to Tax matters);
(c)    specifically relating to any liability for which there is a specific provision or reserve in the Accounts or the final Completion Balance Sheet and to the extent that such provision or reserve has not already been used;
(d)    specifically relating to any liability for which the Purchaser:
(i)    is entitled to claim an indemnity against liability under the terms of any insurance policy of, or applicable to, the Purchaser; or
(ii)    would have been entitled to claim an indemnity if the Purchaser had maintained in force the insurance policies that existed at Completion;
(e)    that is within the actual knowledge or awareness of the Purchaser, or any of the Purchaser’s Authorised Persons as at the date of this agreement, or which would have been within their knowledge had that person made reasonable enquiries of the Purchaser’s representatives who might be expected to have knowledge or awareness of the relevant matters (other than to the extent either of those relate to Tax matters);
(f)    that is the result of any act or omission, including a breach of this agreement, by or on behalf of the Purchaser or any of the Purchaser’s Authorised Persons;
(g)    that is ascertainable, as at the date that is two Business Days before the date of this agreement, by searches of public registers the PPSR and the registers maintained by ASIC, State and Federal Courts and IP Australia;
(h)    otherwise provided or communicated by the Vendor in writing to the Purchaser or to the Purchaser’s Authorised Persons prior to the date of this agreement; or
(i)    relating to any Loss which is:

(i)    a contingent Loss, unless and until the Loss becomes an actual Loss and becomes due and payable;
(ii)    Consequential Loss; or
(iii)    remediable, provided it is remedied by the Vendor to the satisfaction of the Purchaser, acting reasonably, within 20 Business Days after the Purchaser has given notice under clause 8.14(a).
(j)    where the breach is a result of:
(i)    a change in judicial interpretation of the law after the date of this agreement; or
(ii)    legislation not in force at the date of this agreement, including legislation that takes effect retrospectively, other than where such change or legislation was publicly announced prior to the date of this agreement.
8.9    Thresholds for Claims for breach
In addition to any other provision of this agreement, the Vendor is not liable for any breach of a Vendor Warranty (other than Tax Warranties) unless and until:
(a)    the Purchaser has given notice under clause 8.14(a);
(b)    a Claim made about a breach or series of breaches of a single Vendor Warranty exceeds $60,000; and
(c)    the aggregate amount of all Claims for all breaches of Vendor Warranties is more than $350,000, in which event the Vendor is liable for the full amount of such Claims, and not just the amount in excess of $350,000.
8.10    Maximum liability
(a)    In addition to any other provision of this agreement, the Vendor’s maximum aggregate liability:
(i)    for all breaches of any Vendor Warranties (excluding the Title and Capacity Warranties or Tax Warranties) or under any indemnity (excluding the Tax Indemnity) given under this agreement will not exceed 50% of the Total Purchase Price; and
(ii)    for all breaches of the Title and Capacity Warranties, Tax Warranties, under the Tax Indemnity or otherwise arising under or in connection with this agreement will not exceed the Total Purchase Price, and, for the avoidance of doubt, does not extend to Consequential Loss.
(b)    For the avoidance of doubt, the Vendor’s maximum aggregate liability under clause 8.10(a) includes any liability arising from any resolved Claim between the parties under this agreement.

8.11    Payment for breach of Vendor Warranty Claim
If the Vendor makes a payment to the Purchaser in relation to any Claim for a breach of a Vendor Warranty, the amount of that payment is to be treated as a reduction to the Total Purchase Price received by the Vendor for the Shares.
8.12    Purchaser’s acknowledgments and undertakings
The Purchaser acknowledges and agrees that:
(a)    other than in respect of the Vendor Warranties, no representation, warranty or assurance of any kind is or has been given by or on behalf of any of the Vendor’s Authorised Persons;
(b)    no representation, warranty, advice, forecast, promise or assurance of any kind is or has been given by or on behalf of the Vendor in relation to:
(i)    future matters, including future or forecast costs, prices, revenues or profits;
(ii)    any economic, fiscal or other interpretations or evaluations by a Vendor; or
(iii)    the regulation of the industry in which the Business operates and the principles to be applied by any Government Authority about the regulation of that industry;
(c)    subject to any law to the contrary and except as expressly set out in this agreement, all warranties, terms, conditions and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded from this agreement and, to the maximum extent permitted by law, the Vendor disclaims all liability in relation to them;
(d)    the Purchaser has had the opportunity to conduct its Due Diligence and has satisfied itself in relation to matters arising from the Due Diligence;
(e)    at the time of entering into this agreement, neither the Purchaser nor any of the Purchaser’s Authorised Persons are in possession of any Information that the Purchaser or the Purchaser’s Authorised Persons, as the case may be, knows to be inconsistent with, or to constitute a breach of, any of the provisions of this agreement, including the Vendor Warranties;
(f)    except as expressly set out in this agreement, the Vendor and the Vendor’s Authorised Persons are not liable to the Purchaser if the Disclosure Material becomes inaccurate, incomplete or misleading in any way;
(g)    the only remedy available to the Purchaser for a breach of a Vendor Warranty is damages; and
(h)    to the maximum extent permitted by law, the Purchaser agrees not to make and waives any right it may have to make any Claim against the Vendor or the Vendor’s Authorised Persons under any provision of the Corporations Act (including section 1041H), the Competition and Consumer Act 2010 (Cth) (including sections 4, 18 and 29 of Schedule 2 to that Act) or any similar provisions in the legislation of Australia and any Australian state or territory or in any other applicable law.

8.13    Breaches of Vendor Warranty on or before Completion
(a)    The Vendor must immediately disclose to the Purchaser any information of which it becomes aware in the period between the date of this agreement and the Completion Date which may result in any of the Vendor Warranties being or becoming inaccurate.
(b)    If, on or before Completion, the Purchaser becomes aware of anything that, in the Purchaser’s reasonable opinion, has or could give rise to a breach of a Vendor Warranty, the Purchaser must give immediate written notice to the Vendor and allow the Vendor a reasonable opportunity to remedy the breach.
8.14    Procedure for Claims for breaches of Vendor Warranty after Completion
If, after Completion but on or before the relevant Warranty and Indemnity Expiry Date, the Purchaser becomes aware of a Claim or potential Claim for breach of any Vendor Warranty or Warranty Indemnity, the Purchaser must:
(a)    within 10 Business Days after the date when the matter first comes to the Purchaser’s attention, give written notice to the Vendor of all relevant details of any the Claim, including:
(i)    any event, matter, act or omission that the Purchaser relies on as giving rise to the Claim;
(ii)    the Vendor Warranty that is the subject of the Claim; and
(iii)    an estimate of the amount of the Claim; and
(b)    use its best endeavours to mitigate any liability that may give rise to a Claim against the Vendor for breach of a Vendor Warranty, including making a claim under an Insurance Policy to recover the liability if the liability is covered under an Insurance Policy and it would be commercially reasonable to do so.
8.15    Procedure for Third Party Claims
(a)    If the Purchaser becomes aware of a Third Party Claim, or any events, matters or circumstances (including any potential threatened Third Party Claim) that may give rise to a Third Party Claim, the Purchaser must:
(i)    within 10 Business Days after the date when the matter first comes to the Purchaser’s attention give written notice to the Vendor of all relevant details of the actual or potential Third Party Claim, including:
(A)    any event, matter, act or omission that the third party relies on as giving rise to the Third Party Claim; and
(B)    an estimate of the amount of the Third Party Claim; and
(ii)    use its best endeavours to mitigate any liability that may give rise to a Third Party Claim, including making a claim under an Insurance Policy to recover the liability if the liability is covered under an Insurance Policy and it would be commercially reasonable to do so.

(b)    Within 15 Business Days after receipt of the written notice referred to in clause 8.15(a), the Vendor may give a written notice to the Purchaser that it wishes to assume conduct of the defence of the Third Party Claim, provided that such notice must include an irrevocable and unconditional agreement by the Vendor in favour of the Purchaser that:
(i)    the Third Party Claim is one for which the Vendor has liability to the Purchaser under this agreement;
(ii)    the Vendor indemnifies the Purchaser against all Losses which the Purchaser may reasonably incur as a result of the Vendor assuming conduct of the defence of the Third Party Claim.
(c)    If the Vendor advises the Purchaser that it wishes to assume the conduct of the defence of the Third Party Claim, in accordance with clause 8.15(b), the Purchaser must:
(i)    not make any admission of liability or enter into any agreement, settlement or compromise with any person in relation to the Third party Claim without obtaining the Vendor’s prior written approval (which must not be unreasonably withheld or delayed); and
(ii)    at the Vendor’s expense, take all action that the Vendor, acting reasonably, directs to avoid, remedy or mitigate the breach including bringing legal proceedings and disputing, defending or appealing any Third Party Claim.
(d)    Each party must in respect of any Third Party Claim:
(i)    act in good faith;
(ii)    liaise with the other party in relation to the defence of the Third Party Claim; and
(iii)    provide the other party with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.
8.16    Fraud
None of the limitations on the liability of the Vendor set out in this clause 8 apply to any Claim against the Vendor to the extent that the Claim arises from fraud on the part of the Vendor or any of the Vendor’s Authorised Persons.
9    Purchaser Warranties
9.1    Purchaser Warranties
The Purchaser represents and warrants to the Vendor that each Purchaser Warranty is correct in all material respects.
9.2    Scope of Purchaser Warranties
Each Purchaser Warranty is given as at the date of this agreement and immediately before Completion, except where a Purchaser Warranty is expressed to be made as at a specific date and then that Purchaser Warranty is given as at that date only.

9.3    Purchaser’s indemnity
The Purchaser indemnifies the Vendor in relation to any Claim against the Vendor and for any liability suffered by the Vendor arising from or in connection with any breach of a Purchaser Warranty.
9.4    Continuing obligation
The indemnity in clause 9.3 is a continuing obligation.
9.5    Interpretation of Purchaser Warranties
Each Purchaser Warranty is to be construed separately and the meaning of each Purchaser Warranty is in no way limited by reference to any other covenant, warranty or representation in this agreement.
10    Indemnities
10.1    Warranty Indemnity
(a)    The Vendor indemnifies the Purchaser from and against any Loss that is suffered, incurred or sustained by the Purchaser in connection with a breach of a Vendor Warranty, or arising from the facts, matters or circumstances that make a Vendor Warranty untrue.
(b)    In respect of any breach of a Vendor Warranty, without limiting the Purchaser’s other rights or entitlements, Loss suffered or incurred by the Purchaser will be deemed to include Loss suffered or incurred by a Group Company.
10.2    Tax Indemnity
The Vendor indemnifies the Purchaser against, and must pay to the Purchaser the amount of, any:
(a)    Tax payable by a Group Company, to the extent that the Tax relates to any period, or part period, up to and including Completion;
(b)    Tax payable by a Group Company, to the extent that the Tax relates to any act, transaction, event or omission, or an instrument executed or performed, on or prior to Completion) other than any Tax to be paid by the Purchaser under clause 20.1; and
(c)    Costs and expenses incurred by or on behalf of a Group Company, to the extent that those costs and expenses arise from or relate to any of the matters for which the Vendor may be liable under paragraphs (a) and (b) of this clause, except to the extent that the Vendor’s liability for the Tax is limited or qualified under clause 8.8.
10.3    Specific indemnity
The Vendor indemnifies and must keep indemnified the Purchaser in relation to any Loss suffered by the Purchaser arising from or in connection with the engagement of any person

(whether directly or indirectly) as an independent contractor prior to Completion and who is held to be an employee of a Group Company for any purpose.
11    Tax matters
11.1    Tax Claims
The Vendor must pay in Immediately Available Funds the amount notified by the Purchaser to the Purchaser or Government Authority (as the Purchaser directs) with respect to a Tax Claim, the later of:
(a)    2 Business Days before the due date for payment to the Government Authority; or
(b)    10 Business Days after receipt of a notice.
11.2    Preparation of Pre Completion Returns by Vendor
(a)    The Vendor will at its own cost and expense:
(i)    prepare and file all Pre Completion Returns; and
(ii)    bear all costs of preparing the Pre Completion Returns.
(b)    The Vendor will fund any liability for Tax arising in relation to the filing of the Pre Completion Returns, except to the extent that the liability for Tax has been provided for in the Completion Balance Sheet or the payment of Tax has already been made to the relevant Tax Authority (which, for the avoidance of doubt, includes any PAYG instalments).
11.3    Purchaser’s obligations relating to Pre Completion Returns
(a)    The Purchaser must:
(i)    provide all information and assistance that may be requested by the Vendor or the Vendor’s Authorised Persons in connection with the preparation and filing of the Pre Completion Returns;
(ii)    execute all documents and give or make all notices and declarations as the Vendor may reasonably require in connection with the preparation and filing of the Pre Completion Returns; and
(iii)    permit the Vendor and the Vendor’s Authorised Persons to have access to and take extracts or copies from any of the Records for the purpose of preparing the Pre Completion Returns.
(b)    The Purchaser must not, unless the Vendor gives its prior written consent, with consent not to be unreasonably withheld or delayed:
(i)    file any Pre Completion Return with the relevant Tax Authority;
(ii)    amend, lodge any objection to or appeal any Pre Completion Return;

(iii)    apply to relevant Tax Authority for any opinion, ruling or other determination in relation to any assessable income, event or omission covered by a Pre Completion Return or to any event or omission on or before Completion; or
(iv)    furnish to relevant Tax Authority any information in relation to any Pre Completion Return or any event or omission on or before Completion, except as required by Tax Law and where required by Tax Law, the Purchaser must immediately inform the Vendor of the details of all furnished information.
11.4    Purchaser may review Pre Completion Returns
(a)    The Vendor, as the party responsible for the preparation and filing of all Pre Completion Returns must deliver each Pre-Completion Return and supporting workpapers to the Purchaser as soon as it is available, but in any event at least 10 Business Days before it is due to be filed or at least five Business Days if it is a Business Activity Statement (or, in the case of a Pre Completion Return that is overdue, such other time period as agreed in writing between the Vendor and the Purchaser) for the Purchaser’s review and comment.
(b)    If the Purchaser objects to any items in any Pre Completion Return:
(i)    the Purchaser must notify the Vendor of the objection as soon as it is aware of the objection but in any event no later than 5 Business Days before the Pre Completion Return is due to be filed; and
(ii)    the parties must attempt in good faith to resolve the dispute.
11.5    Preparation of Overlap Returns by Purchaser
The Purchaser:
(a)    will prepare and file all Overlap Returns, including to the extent that any Overlap Returns relate to assessable income derived on or before Completion; and
(b)    bear all costs of preparing the Overlap Returns.
11.6    Vendor may review Overlap Returns
Despite clause 11.5, if the Vendor has given written notice that it wishes to review an Overlap Return, the Purchaser must:
(a)    provide a copy of the Overlap Return and supporting calculations to the Vendor no later than:
(i)    10 Business Days prior to the due date for lodgement for a Business Activity Statement; and
(ii)    30 Business Days prior to the due date for lodgement for any other Tax Return;
(b)    permit the Vendor and the Vendor’s Authorised Persons to have access to any of the Records used to prepare the part of the Overlap Return that relates to assessable income derived on or before Completion;

(c)    if the Vendor objects to any item in a relevant Overlap Return, the Vendor must notify the Purchaser of the objection no later than 3 Business Days prior to the due date for lodgement for a Business Activity Statement and no later than 10 Business Days prior to lodgement for any other Overlap Return and the parties must attempt in good faith to resolve the dispute;
(d)    if the parties cannot resolve the dispute by agreement by the due date for lodgement of the Tax Return, the Purchaser (or the Purchaser’s Authorised Persons) will:
(i)    lodge the Tax Return as prepared by the due date for lodgement;
(ii)    appoint an Expert to resolve the dispute; and
(iii)    if required as a result of the Expert’s determination, make, file, lodge or submit an amended Tax Return which reflects the resolution of the disputed.
(e)    the costs of the Expert will be borne by the Vendor and the Purchaser equally, unless determined otherwise by the Expert.
11.7    Use of deductions
The Purchaser must ensure that the Purchaser or the Group (Taxpayer) uses any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind to the fullest effect in respect of Tax that is reasonably available to reduce, limit, defer or otherwise mitigate a liability to Tax that would or may otherwise give rise to a breach of a Tax Warranty.
11.8    Tax audits, reviews and investigations
If the Taxpayer is notified or becomes aware of a current or proposed Tax audit, review, dispute or other investigation by any Tax Authority of the Group or a Group Company after Completion that relates to any event or omission on or before Completion or any period or part period before Completion:
(a)    the Purchaser must procure that the Taxpayer:
(i)    provides written notice to the Vendor within 10 Business Days of the Taxpayer receiving notice of or becoming aware of the Tax audit, review, dispute or investigation; and
(ii)    provide copies of any Tax demand, assessment, correspondence or other document received from the Tax Authority within 10 Business Days of the Taxpayer receiving the relevant document, including copies of any response(s) provided to the Tax Authority.
(b)    the Vendor or the Vendor’s Authorised Persons can choose to assume control and discretion over all action taken by the Taxpayer in connection with the Tax audit, review, dispute or other investigation (to the extent that the matter relates to any period, or part period, up to and including Completion) at its sole cost and must:
(i)    provide to the Purchaser written notice of its choice within 5 Business Days of receiving the written notice under clause 11.8(a), except where the Vendor has requested further information from the Purchaser or Taxpayer that remains outstanding (in which case, written notice can be provided 5 Business Days commencing from the date of receiving the requested information);
(ii)    keep the Purchaser informed during the conduct of the relevant matter and the status of any negotiations with the relevant Tax Authority relating to the relevant matter, and before any agreement in respect of the relevant matter is reached with the relevant Tax Authority, details of the proposed agreement shall be given by the Vendor to the Purchaser in sufficient time before the conclusion of such agreement to enable the Purchaser or its advisors to comment on such agreement;
(iii)    include the Purchaser on all correspondence between the Vendor and the Tax Authority in connection with the relevant matter and ensure that such correspondence between the Vendor and the Tax Authority does not adversely affect the Purchaser or any Group Company;
(iv)    ensure that the Purchaser is entitled to participate in any way in the conduct of the Tax audit, review, dispute, or other investigation including participation in any meetings with the relevant Tax Authority;
(v)    provide the Purchaser with a copy of any documents to be submitted by the Vendor to the relevant Tax Authority in connection with the relevant matter at least 7 Business Days before the documents are submitted to the Tax Authority to allow the Purchaser to review, consider, comment and make any suggested amendments to the submission; and
(vi)    observe, consider and follow the Purchaser’s reasonable instructions or comments (where applicable) in connection with the relevant matter.
(c)    if the Vendor has notified the Purchaser that it does not choose to assume control pursuant to the notice in clause 11.8(b), the Purchaser will assume control and discretion over all action taken by the Taxpayer in connection with the Tax audit, review, dispute or other investigation, and:
(i)    following receipt of a notice in respect of a Tax audit, review, dispute or investigation:
(A)    the Vendor may, by written notice to the Purchaser, provide direction and instructions over reasonable action taken by the Purchaser, Group Company or Taxpayer in connection with the Tax audit, review, dispute or other investigation at its sole cost, to the extent that such action would not adversely affect the Purchaser or any Group Company and only to the extent that such Tax Audit, review or dispute would result in the Vendor having liability to the Purchaser under this agreement;
(B)    all reasonable comments from the Vendor or its advisors received by Purchaser or Taxpayer within a reasonable and sufficient time before any applicable due date or deadline, must be given reasonable consideration and followed in preparing the relevant documents to be submitted to the relevant Tax Authority; and
(ii)    if the Vendor provides direction and instructions to the Purchaser over all action taken by the Taxpayer in connection with the Tax audit, review,

dispute or other investigation, provided that the Vendor provides the Purchaser with a written indemnity against all Loss which the Purchaser could reasonably incur as a result of acting in accordance with the Vendor’s direction and instructions, the Purchaser must procure that the Taxpayer:
(A)    provide all information and assistance that may be requested by the Vendor or the Vendor’s Authorised Persons in connection with the Tax audit, review, dispute or other investigation;
(B)    execute all documents and give or make all notices and declarations as the Vendor may reasonably require in connection with the Tax audit, review, dispute or other investigation;
(C)    permit the Vendor and the Vendor’s employees, agents or advisers to have access to and take extracts or copies from any of the Records in connection with the Tax audit, review, dispute or other investigation;
(D)    ensures that the Vendor or the Vendor’s Authorised Persons are entitled to participate in any way in the conduct of the Tax audit, review, dispute, or other investigation including participation in any meetings with the relevant Tax Authority; and
(E)    ensures that the Vendor must be kept informed about the status of any negotiations with the relevant Tax Authority relating to the relevant matter, and before any agreement in respect of the relevant matter is reached with the relevant Tax Authority, details of the proposed agreement shall be given by the Purchaser or Taxpayer to the Vendor in sufficient time before the conclusion of such agreement to enable the Vendor or its advisors to comment on such agreement.
(d)    If the Vendor and the Purchaser are unable to reach agreement in respect of any of the matters contained in this clause 11.8, the parties must follow the procedures in clause 13 to refer the disagreement for Expert determination.
11.9    Confidentiality
Any information obtained by the Vendor or any of the Vendor’s Authorised Persons under this clause 11 after Completion is taken to be Confidential Information for the purposes of clause 14.
12    Restraint of trade
12.1    Restraint during the Restraint Period
During the Restraint Period, the Vendor must not and must ensure that each of its Affiliates does not, directly or indirectly, do any of the following without the prior written consent of the Purchaser (which it may withhold in its complete discretion):
(a)    subject to clause 12.7, Engage in a business that competes with or is similar to the Business in a Restraint Area;
(b)    whether on its own account or for the benefit for another party:

(i)    solicit or attempt to solicit the custom of, or perform any work with, any person who was a customer, client or supplier of the Group or the Business in the 12 month period before Completion;
(ii)    solicit, entice or persuade or attempt to solicit, entice or persuade a customer, client or supplier of the Group or a person who becomes a customer of the Group to stop or reduce its business with the Group or the Purchaser; or
(iii)    induce, entice or persuade or attempt to induce, entice or persuade an employee or consultant of the Group or a person who later becomes an employee or consultant of the Group to cease his or her employment or consultancy with the Group.
12.2    Restraint at any time
At all times, unless with the prior written consent of the Purchaser, the Vendor must not and the Vendor must ensure that each of its Affiliates does not, whether on its own account or for the benefit of another party:
(a)    directly or indirectly use, or disclose to a third party, any Confidential Information relating to the Business that is not generally known or available in the market place or that would not be generally known or available in the market place except for a breach of this clause 12; or
(b)    use a logo, symbol, trade mark, or business name substantially identical or deceptively similar to a Trade Mark or Business Name.
12.3    Construction
(a)    Each restraint in this clause 12 (resulting from any combination of the wording in clauses 12.1 and 12.2 with each paragraph of the definition of Restraint Period and combining such combination with each paragraph of the definition of the Restraint Area) constitutes a separate restraint that is severable from the other restraints and is a separate and independent obligation from the other restraint obligations imposed, but they are cumulative in effect.
(b)    If any of the separate resulting clauses referred to in clause 12.3(a) is invalid and unenforceable for any reason, that clause may be severed from each other resulting clause and its invalidity or unenforceability does not prejudice or in any way affect the validity or enforceability of any other separate resulting clause.
(c)    If any part of the restraint goes beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business but would be reasonable and necessary if any activity were deleted or a period or area were reduced, then the restraint applies with that activity deleted or period or area reduced by the minimum amount necessary to make the restraint reasonable in the circumstances.
(d)    The parties intend the restraints to operate to their maximum effect.
12.4    Value of Business
The Vendor acknowledge and agrees that:

(a)    each restraint in this clause 12 is necessary and reasonable in its scope and duration and goes no further than is necessary to protect the Purchaser, the Group and the goodwill of the Business; and
(b)    any failure to comply with this clause 12 will diminish the value of the Group and Business.
12.5    Legal advice
The Vendor acknowledges and agrees that it has received legal advice or has had the opportunity of obtaining legal advice in relation to this clause 12.
12.6    Relief
The Vendor acknowledges and agrees that:
(a)    monetary damages alone will not be adequate compensation to the Purchaser for a breach of this clause 12; and
(b)    the Purchaser may seek an injunction from a court of competent jurisdiction if the Vendor breaches this clause 12 or threatens to do so, or the Purchaser has reason to believe the Vendor will breach this clause 12.
12.7    Restrictions do not apply
The prohibitions and restraints in this clause 12 do not prohibit the Vendor or its Affiliates from holding up to a maximum of 5% of the securities of any entity admitted to the official list of the Australian Securities Exchange.
13    Expert determination
13.1    Appointing an Expert
(a)    If a party wishes to refer a disagreement regarding or arising out of this agreement for Expert determination, the parties must appoint a person to act as Expert. If the parties are unable to agree on who should be appointed within five Business Days of the Dispute Notice Date, the Expert will be a person who is either of the following (as appropriate):
(i)    nominated by the then current President of the Institute of Arbitrators and Mediators Australia; or
(ii)    an independent accountant nominated by the President of the Chartered Accountants Australia and New Zealand.
(b)    The parties agree that the Expert must be an independent person with appropriate expertise in the matter that is the subject of the dispute and that an independent person means a person who has not had any business dealings with any party in the three years before the date of their appointment.
13.2    Referring a disagreement to the Expert
A party referring a disagreement to an Expert must:

(a)    give a written notice (Dispute Notice) to the Expert:
(i)    setting out the matters about which the Expert is requested to make a decision;
(ii)    setting out the estimated value for each item that is the subject of the disagreement;
(iii)    where appropriate, requiring the Expert to make a decision on the disagreement applying accounting policies and practices consistent with the Corporations Act, applicable Australian accounting standards, the Accounting Policies and all other applicable laws; and
(iv)    requiring the Expert to make the decision as soon as practicable and, in any event, within 10 Business Days after the Expert receives the Dispute Notice;
(b)    give the other party a copy of the Dispute Notice;
(c)    share the costs of appointing the Expert equally with the other party; and
(d)    give the other party a reasonable opportunity to make submissions to the Expert about the subject of the disagreement.
13.3    Parties to assist the Expert
If necessary, the parties:
(a)    must give the Expert full access to their books, records and working papers and any information the Expert reasonably requests to make a decision; and
(b)    may make submissions about the matters the subject of the disagreement.
13.4    Expert’s decision to be binding on the parties
The Expert’s decision will be final and binding on the parties, in the absence of manifest error.
13.5    Expert’s role
In making a decision, the Expert acts as an expert and not as an arbitrator.
13.6    Survival of clause
This clause 13 survives the termination of this agreement.
14    Confidentiality
14.1    Obligation of confidence
The Receiving Party must:
(a)    maintain the confidential nature of the Confidential Information;

(b)    not disclose or otherwise provide any Confidential Information to any person except under clauses 14.2 and 14.3 or with the prior written consent of the Disclosing Party;
(c)    not use the Confidential Information for the Receiving Party’s own or another’s advantage, or to the competitive disadvantage of the Disclosing Party; and
(d)    not copy or duplicate or allow the copying or duplication of any Confidential Information.
14.2    Disclosure to Authorised Persons
The Receiving Party may disclose Confidential Information to an Authorised Person provided that:
(a)    the Authorised Person has a need to know and then only to the extent that the Authorised Person has a need to know;
(b)    before disclosure, the Receiving Party has notified the Disclosing Party in writing of the name of the Authorised Person, the nature and extent of the Confidential Information to be disclosed and any other particulars as may be reasonably required by the Disclosing Party;
(c)    before disclosure, the Receiving Party has made the Authorised Person fully aware of the confidential nature of the Confidential Information and the terms of this clause 14.2; and
(d)    if requested by the Disclosing Party, the Receiving Party ensures that the Authorised Person gives a confidentiality undertaking containing confidentiality obligations that are substantially the same as those impose on the Receiving Party by this clause 14.
14.3    Permitted disclosure
The obligations of confidence do not apply where the Receiving Party is required by law or the rules of a securities exchange to disclose specific Confidential Information, provided that, the Receiving Party must (except to the extent explicitly prohibited by any Government Authority or law) give the Disclosing Party reasonable prior notice of any proposed disclosure of Confidential Information including the form and content of the disclosure to be made.
14.4    Other exceptions
The Purchaser may disclose Confidential Information to:
(a)    a bona fide potential buyer of the shares of the Purchaser or the Purchaser’s business;
(b)    the members of any investment committee or advisory committee of the Purchaser or any Affiliate of the Purchaser;
(c)    to any potential or actual equity or debt financier of the Purchaser or, after Completion, any Group Company; or

(d)    as is necessary or desirable to facilitate a potential initial public offering of the Purchaser or any Affiliate of the Purchaser or any Group Company,
in each case on a confidential basis.
14.5    Receiving Party’s obligations
If the Receiving Party discloses Confidential Information to any person, including an Authorised Person, the Receiving Party must ensure that the person receiving the Confidential Information:
(a)    maintains its confidential nature and complies with the terms of this clause 14.5 as if that person were the Receiving Party;
(b)    does not do or omit to do anything that, if done by the Receiving Party, would constitute a breach of its obligations of confidence under this clause 14.5; or
(c)    does not do or omit to do anything that would cause that person to be in breach of the undertaking required to be entered into under clause 14.2(d).
14.6    Security and control
The Receiving Party must:
(a)    take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and
(b)    immediately notify the Disclosing Party of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of this clause 14.
14.7    Return and destruction
If requested to do so by the Disclosing Party, the Receiving Party must immediately cease all use of the Confidential Information and must, at its own expense:
(a)    return to the Disclosing Party or destroy, as the Disclosing Party directs, all Documentation, whether prepared by the Receiving Party or for the Receiving Party as is in the possession, power or control of the Receiving Party or the Receiving Party’s Authorised Persons;
(b)    delete any Confidential Information that has been entered into a computer, database or other electronic means of data or information storage by the Receiving Party or the Receiving Party’s Authorised Persons; and
(c)    provide to the Disclosing Party a statutory declaration duly executed by the Receiving Party confirming that the Receiving Party has complied with all of its obligations under this clause 14.7 regarding the return or destruction of Documentation and Confidential Information, as applicable.
14.8    No release
Return or destruction of Documentation and Confidential Information does not release the Receiving Party from its obligations of confidence under this clause 14.

14.9    Use and disclosure of Business related Confidential Information after Completion
On and from Completion, all Confidential Information relating to the Business will be deemed to be the Confidential Information of the Purchaser for the purposes of this agreement. The provisions of this agreement will then apply to that Confidential Information as though the Confidential Information were disclosed by the Purchaser to the Vendor.
14.10    No disclosure under the PPSA
Unless specifically permitted under this clause 14 or otherwise agreed between the parties, the parties agree not to disclose, or authorise the disclosure of, information of the kind referred to in section 275 of the PPSA, in respect of a security interest (as defined in the PPSA) created under or in connection with this agreement, to an interested person (as defined in section 275(9) of the PPSA) or any other person requested by such interested person.
15    Publicity and public announcements
15.1    Media announcements
A party must not make or authorise the making of any press release or other public announcement relating to the negotiations of the parties, the subject matter of this agreement or any of the transactions contemplated by this agreement unless:
(a)    it has the prior written approval of the other party (which must not be unreasonably withheld or delayed); or
(b)    the release or announcement is required to be made by law or the rules of a securities exchange, in which case, the party making the release or announcement must, if practicable, give the other party a reasonable opportunity (not exceeding 2 Business Days) to comment on the contents of the release or announcement before its release.
15.2    Employee communication
The parties will, as soon as reasonably practicable after the date of this agreement, agree on an announcement or communication concerning the transactions referred to in this agreement to be provided to employees of the Group.
16    GST
16.1    Interpretation
Words and expressions used in this clause 16 and any other provision of this agreement which are not defined in this agreement, but which are defined in the GST Act, have the meaning given to them in the GST Act.
16.2    GST exclusive
All amounts payable or other consideration to be provided under or in connection with this agreement do not include an amount for GST.

16.3    Recovery of GST
If GST is or becomes payable on any supply made under or in connection with this agreement, the party required to provide the consideration for the supply must pay, in addition to and at the same time as the consideration is provided, an amount equal to the amount of GST on the supply.
16.4    Adjustment of amount recovered for GST
If the amount for GST recovered by a party under clause 16.3 differs from the amount of GST payable by the party or its representative member on the supply, the amount of the difference must be paid to or refunded by the party (as the case requires).
16.5    Reimbursement or indemnity payments
If a party is required under this agreement to reimburse or indemnify another party for any amount incurred by the other party, the amount to be reimbursed or paid by the party will be the amount incurred reduced by an amount equal to any input tax credit that the other party or its representative member is entitled to claim for the amount incurred and increased by the amount of any GST payable in respect of the reimbursement or payment.
16.6    Tax invoice
The party making a taxable supply under or in connection with this agreement must issue a tax invoice to the recipient as a pre-condition to payment of the GST amount.
17    Method of payment
Any payment to be made under this agreement must be made by one of the following methods:
(a)    a bank draft or a bank cheque;
(b)    by credit of cleared funds to the bank account specified by the payee at least two Business Days before the anticipated date of the payment; or
(c)    any other lawful form of payment that the parties agree in writing.
18    Interest on default
18.1    Default
If a party does not pay an amount due under this agreement on time, that party is in default.
18.2    Interest
A defaulting party must pay interest on the amount in default:
(a)    from the time that amount is due until that amount is paid in full; and
(b)    at the rate fixed from time to time by the Attorney General under the Penalty Interest Rates Act 1983 (Vic).

18.3    No effect on other rights
A party’s right to require payment of interest does not affect any other rights and remedies it may have regarding the default.
19    Costs and Stamp Duty
19.1    Purchaser to pay Stamp Duty
The Purchaser must pay all Stamp Duty that is payable on, or relating to, the execution of this agreement and on, or relating to, any instrument signed under this agreement and any transaction contemplated by this agreement.
19.2    Costs
Except where clause 19.1 applies, each party must pay its own costs of negotiating, preparing and executing this agreement and performing its obligations under this agreement.
20    Termination
20.1    Vendor’s right to terminate before Completion
The Vendor may terminate this agreement by written notice to the Purchaser at any time before Completion if:
(a)    the Purchaser commits any material breach of any of the material provisions of this agreement and the breach is incapable of remedy or, where the breach is capable of remedy, fails to remedy that breach within 10 Business Days of notice from the Vendor requesting that the Purchaser do so;
(b)    the Vendor exercises its rights under clause 4.5; or
(c)    the Purchaser is subject to an Insolvency Event,
and, in each case, the Vendor is not in breach of this agreement.
20.2    Purchaser’s right to terminate before Completion
The Purchaser may terminate this agreement by written notice to the Vendor at any time before Completion if:
(a)    the Vendor commits any material breach of any of the material provisions of this agreement and the breach is incapable of remedy or, where the breach is capable of remedy, fails to remedy that breach within 10 Business Days of notice from the Purchaser requesting that the Vendor do so;
(b)    the Purchaser exercises its rights under clause 4.5;
(c)    a Material Adverse Change has occurred; or
(d)    the Vendor is subject to an Insolvency Event,

and, in each case, the Purchaser is not in breach of this agreement.
20.3    Effect of termination
If this agreement is terminated, then in addition to any other rights or remedies provided by law:
(a)    each party is released from its obligations under this agreement, other than in relation to clauses 9.3, 12, 14, 15, 16 and 19;
(b)    each party retains any rights, entitlements or remedies it has accrued before termination; and
(c)    each party must cease and ensure its Authorised Persons cease using all Documentation that is in its possession, power or control that contain Information, including Confidential Information, about that other party and at the other party’s option:
(i)    return;
(ii)    destroy and certify in writing to the other party the destruction of; or
(iii)    destroy and permit a representative of the other party to witness the destruction of, all Documentation.
21    Notices
21.1    General
Unless this agreement expressly states otherwise, a notice, consent, approval, waiver or other communication (notice) in connection with this agreement must be in writing and signed by the sender or a person authorised by the sender. A notice may be given by hand delivery, prepaid post or by electronic mail to the recipient’s current address for service for notices as set out in this agreement or as amended by notice from time to time.
21.2    When effective
A notice given under clause 21.1 will be deemed to be received:
(a)    if hand delivered, at the time of delivery;
(b)    if sent by pre paid post, three Business Days after the date of posting or seven Business Days after the date of posting if posted to or from a place outside Australia;
(c)    if sent by electronic mail, when the sender receives an automated message confirming delivery or eight hours after the message has been sent (as recorded on the device from which the sender sent the message) unless the sender receives an automated message that the electronic mail was not delivered or the sender knows or reasonably should know that there is a network failure and accordingly knows or suspects that the electronic mail was not delivered, unless a notice is received after 5.00 pm on a Business Day in the place of receipt or at any time on a non Business Day, in which case, that notice is deemed to have been received at 9.00 am on the next Business Day.
21.3    Electronic notices
Despite clause 21.2(c), the following notices must not be sent by electronic mail:
(a)    a notice of breach of this agreement; or
(b)    a notice terminating this agreement.
21.4    Addresses for notices
The addresses and details for delivery of notices are:

Purchaser
Address:	5335 Gate Parkway, Jacksonville, Florida 32256, United States
Email:	jeffrey.neace@newfold.com
Attention:	Jeffrey S. Neace, General Counsel
with copies (which will not constitute notice) to:
Sidley Austin LLP
Address:	1999 Avenue of the Stars, 17th Floor, Los Angeles, CA 90067
Email:	mkhodadad@sidley.com and mstoker@sidley.com
Attention:	Mehdi Khodadad and Matthew Stoker
and Gilbert + Tobin
Address:	L35, Tower 2 International Towers Sydney, 200 Barangaroo Avenue, Barangaroo, NSW 2000
Email:	kko@gtlaw.com.au
Attention:	Kevin Ko
Vendor
Address:	801 South Marquette Avenue, Minneapolis MN 55402, United States
Email:	jeff.cotter@deluxe.com
Attention:	Jeffrey L. Cotter, Senior Vice President and General Counsel
22    Assignment
A party may not assign or otherwise deal with any of its rights or obligations under this agreement without the prior written consent of the other party that must not be unreasonably withheld.

23    Amendment
This agreement may only be amended or varied in writing signed by each party.
24    Waiver
24.1    No waiver
No failure to exercise or delay in exercising any right given by or under this agreement to a party constitutes a waiver and the party may still exercise that right in the future.
24.2    Waiver must be in writing
Waiver of any provision of this agreement or a right created under it must be in writing signed by the party giving the waiver and is only effective to the extent set out in that written waiver.
25    Approval or consent
25.1    Giving consent
Unless this agreement expressly states otherwise, a party may not unreasonably withhold or unduly delay any approval or consent that the party may be requested to give under this agreement.
25.2    No warranty or representation
By giving its approval or consent about any matter dealt with in this agreement, a party does not make or give any warranty, representation or undertaking about any circumstances relating to the subject matter of the consent or approval.
26    Counterparts
This agreement may be signed in any number of counterparts. All signed counterparts taken together constitute one agreement.
27    Electronic signature and exchange
27.1    Definitions
In this clause, electronic signature means a digital signature or other visual representation of a person’s handwritten signature or mark placed or typed on a copy of this agreement by electronic or mechanical means (or any other means of electronic signing this agreement used by agreement between the parties) and electronically signed has a corresponding meaning.

27.2    Electronic signature of agreement
(a)    The parties consent to this agreement being signed by or on behalf of a party by electronic signature.
(b)    Where this agreement is electronically signed by or on behalf of a party, the party warrants and agrees that the electronic signature has been used to identify the person signing and to indicate that the party intends to be bound by this agreement.
27.3    Electronic exchange of agreement
(a)    This agreement may be electronically signed in any number of counterparts which together will constitute one document.
(b)    Each party consents to the exchange of counterparts of this agreement by delivery by email to the party or its legal representative or other electronic means of exchange as the parties may agree.
27.4    Delivery of physical counterpart
On request, each party must deliver a physical counterpart of this agreement with the handwritten signature or signatures of the party and any written evidence of the authority of a person signing on their behalf, but a failure to comply with this request will not affect the validity of this agreement.
28    Severability
If any provision of this agreement is void, voidable by a party, unenforceable, invalid or illegal and would not be so if a word or words were omitted, then that word or those words are to be severed and if this cannot be done, the entire provision is to be severed from this agreement without affecting the validity or enforceability of the remaining provisions of this agreement.
29    No merger
On completion or termination of the transactions contemplated by this agreement, the rights and obligations of the parties set out in this agreement will not merge and any provision that has not been fulfilled remains in force.
30    Further steps
Each party agrees to promptly do all things reasonably necessary or desirable to give full effect to this agreement and the transactions contemplated by it, including obtaining consents and signing documents.

31    PPSR
No party will register any security interest (as defined under the PPSA) that arises out of or in connection with this agreement on the PPSR without first obtaining the written consent of the other party which may not be unreasonably withheld.
32    Time of the essence
Time is of the essence of this agreement.
33    Entire agreement
This agreement constitutes the entire agreement between the parties about its subject matter and supersedes all previous communications, representations, understandings or agreements between the parties on the subject matter.
34    Governing law and jurisdiction
34.1    Governing law
This agreement is governed by the laws of Victoria, Australia.
34.2    Jurisdiction of courts
The parties submit to the nonexclusive jurisdiction of the courts of Victoria and the Federal Court of Australia and any courts that may hear appeals from those courts about any proceedings in connection with this agreement.
35    Foreign resident capital gains withholding – Vendor declaration
(a)    For the purposes of this clause, Withholding Amount means an amount (if any) that the Purchaser is required to pay to the Australian Taxation Office, determined in accordance with subsection 14-200(3) of Schedule 1 to the Tax Administration Act 1953 (Cth) (TAA).
(b)    For the purposes of subsections 14-210(3) and 14-225(2) of Schedule 1 to the TAA, the Vendor declares that the Shares are not indirect Australian real property interests (as that term is defined in section 855-25 of the Tax Act).
(c)    In respect of any amounts, including the Deferred Consideration Amount, to be paid to the Vendor, the Purchaser acknowledges and agrees, on the basis of the declaration of the Vendor in clause 35(b) above, that the Purchaser:
(i)    is not required to pay a Withholding Amount; and
(ii)    will not withhold an amount from, and will pay in full, any and all amounts (including the Deferred Consideration Amount) payable to a Vendor.
EXECUTED as an agreement.

Signing page

EXECUTED for and on behalf of DELUXE SMALL BUSINESS SALES INC. by its duly authorised representative:
/s/ Jorge Carvalho	Jorge Carvalho
Signature of authorised representative	Name of authorised representative (please print)

EXECUTED by WEB.COM AUS HOLDCO PTY LTD ACN 635 831 597 in accordance with section 127 of the Corporations Act 2001 (Cth) by being signed by the following officers:
/s/ Christina L. Clohecy	/s/ Jeffrey Neace
Signature of director	Signature of director/company secretary
Christina Clohecy	Jeffrey Neace
Name of director (please print)	Name of director/company secretary (please print)